Exhibit 10.2

CREDIT AND SECURITY AGREEMENT

dated as of April 3, 2017

by and among

ENDOLOGIX, INC.,

each of its direct and indirect subsidiaries listed on the signature pages hereto and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers,

and

DEERFIELD ELGX REVOLVER, LLC,

as Agent and as a Lender,

and

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

i

v

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of April 3, 2017 by and among ENDOLOGIX, INC., a Delaware corporation (“Endologix”), each of its direct and indirect Subsidiaries set forth on the signature pages hereto and any additional borrower that may hereafter be added to this Agreement (individually as a “Borrower”, and collectively with any entities that become party hereto as Borrower and each of their successors and permitted assigns, the “Borrowers”), DEERFIELD ELGX REVOLVER, LLC, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

“2.25% Convertible Notes” means those certain 2.25% senior unsecured notes, governed by the terms of a base indenture, as supplemented by the first supplemental indenture relating to the 2.25% senior notes (together, the “2.25% Senior Notes Indenture”), between Endologix and Wells Fargo Bank, National Association, as trustee, each of which were entered into on December 10, 2013.

“2.25% Convertible Note Documents” means the 2.25% Convertible Notes, the 2.25% Senior Note Indenture and each other document or agreement from time to entered into in connection with the foregoing.

“3.25% Convertible Notes” means those certain 3.25% senior unsecured notes, governed by the terms of a base indenture, as supplemented by the second supplemental indenture relating to the 3.25% senior notes (together, the “3.25% Senior Notes Indenture”), between Endologix and Wells Fargo Bank, National Association, as trustee, each of which were entered into on November 2, 2015, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 3.25% Convertible Note Refinancing.

“3.25% Convertible Note Documents” means the 3.25% Convertible Notes, the 3.25% Senior Note Indenture and each other document or agreement from time to entered into in connection with the foregoing, as the same may be amended, restated, refinanced, supplemented or otherwise modified in connection with a Permitted 3.25% Convertible Note Refinancing.

“10-K” means an annual report on Form 10-K (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“10-Q” means a quarterly report on Form 10-Q (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, (c) a merger or consolidation or any other combination with any other Person or (d) the acquisition (including through licensing) of any Product or Intellectual Property of or from any other Person if the Acquisition Consideration paid in connection with such acquisition is in excess of $5,000,000 individually or in the aggregate with respect to all such all such acquisitions in any twelve (12) month period.

“Acquisition Consideration” has the meaning set forth in the definition of Permitted Acquisition.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Deerfield Revolver, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of Deerfield Revolver in such capacity, and including, when the context may require, during any Third Party Agent Retention Period, any Third Party Agent.

“All-in Yield” means the interest rate (including margins and floors), original issue discount and fees paid to all lenders (or consenting lenders) of such debt or their Affiliates (based on the remaining life to maturity), but not including any fees not paid to all lenders (such as fees to initial purchasers (i.e., investment banks in Rule 144A offerings), underwriters or lead agents.

“Announcing Form 8-K” has the meaning set forth in Section 4.19.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means four and six tenths percent (4.60%) per annum.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Bank of America Cash Collateral Account” means that certain deposit account #1453234066 of Endologix at Bank of America, N.A. (or such replacement deposit account provided by Bank of America, N.A. or by another commercial bank) established and maintained for the sole purpose of providing cash collateral in favor of Bank of America, N.A. (or such replacement commercial bank) for obligations of Endologix in respect of certain commercial credit cards (or with respect to a replacement commercial bank, similar commercial credit cards to those provided by Bank of America, N.A. as of the Closing Date) provided to Endologix by Bank of America, N.A. (or such replacement commercial bank); provided that the aggregate amount on deposit in such deposit account (or such replacement deposit account) shall not at any time exceed $2,500,000.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means a per annum rate of interest equal to the greater of (a) three and one half percent 3.50%) per annum and (b) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Agent) .

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrower Representative” means Endologix, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrowing Base” means:

(a) the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b) fifty percent (50%) multiplied by the value of the Eligible Inventory valued at the lower of first-in-first-out cost or market value, after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Eligible Inventory, provided that the amount in this clause (b) shall not exceed the lesser of (i) thirty-five percent (35%) of the total Borrowing Base at any time and (ii) $10,000,000.00; plus

(c) fifty percent (50%) of the Net Book Value of Eligible Equipment; minus

(d) the amount of any reserves and/or adjustments provided for in this Agreement;

provided, that the Borrowing Base will be automatically adjusted down, if necessary, such that (i) availability from Eligible Foreign Accounts shall never exceed twenty percent (20%) of the total Borrowing Base and (ii) availability from Eligible Equipment shall never exceed $4,000,000.

“Borrowing Base Certificate (Agent)” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C-1 hereto, which Borrowing Base Certificate (Agent) shall be delivered to Agent in accordance with the terms of this Agreement.

“Borrowing Base Certificate” means each of the Borrowing Base Certificate (Agent) and Borrowing Base Certificate (Third Party Agent), as the context may require.

“Borrowing Base Certificate (Third Party Agent)” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C-2 hereto, which Borrowing Base Certificate (Third Party Agent) shall be delivered to Third Party Agent during a Third Party Agent Retention Period in accordance with the terms of this Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which banks in New York, New York are authorized by law to close; provided that when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capped Call” means the capped call transactions referenced in Schedule 5.1 in respect of the 2.25% Convertible Notes and any like transactions that are economically similar to such transactions entered into in connection with any Debt contemplated under clause (j) of the definition of Permitted Debt.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed one year and (f) investments made in accordance with Endologix’s investment policy in effect as of the Closing Date that was provided to the Agent’s counsel on March 14, 2017 at 12:15 p.m. New York time, and any amendments thereto that do not, when taken as a whole, materially increase the risk of the investments made by Endologix from time to time from Endologix’s investment policy in effect as of the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting Stock of any Borrower (or other securities convertible into such voting Stock) representing more than 50% of the combined voting power of all voting Stock of any Borrower or (b) any Borrower ceases to own, directly or indirectly, 100% of the Stock of any of its Subsidiaries (with the exception of any Subsidiaries permitted to be dissolved or merged to the extent otherwise permitted by this Agreement and other than, solely with respect to Foreign Subsidiaries, directors qualifying shares as necessary to comply with foreign law); or (c) the occurrence of a “Change of Control”, “Change in Control”, “Fundamental Change” or terms of similar import under the 2.25% Convertible Note Documents, the 3.25% Convertible Note Documents or the Term Debt Documents. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Exchange Act.

“Closing Checklist” means the closing checklist attached hereto as Exhibit A.

“Closing Date” means the date of this Agreement.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder from time to time.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including all of the property described in Schedule 9.1 hereto.

“Commitment Annex” means Annex A to this Agreement.

“Common Stock” means the “Common Stock” of the Borrower, with a $0.001 par value per share.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of “parent” Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Convertible Note Documents” means, collectively, the 2.25% Convertible Note Documents and the 3.25% Convertible Note Documents (which, for the avoidance of doubt, shall include the indenture and each other document or agreement from time to time entered into in connection with any Permitted 3.25% Convertible Note Refinancing, in each case, to the extent such indenture, documents or agreements are permitted pursuant to the terms of the definition of “Permitted 3.25% Convertible Note Refinancing).”

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a product without its physical removal to some other location.

“Cortland” means Cortland Capital Market Services LLC, a Delaware limited liability company, and its Affiliates.

“Credit Exposure” means, at any time, any portion of the Revolving Loan Commitment and of any other Obligations that remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.

“Credit Party” means any Guarantor under a Guarantee of the Obligations or any part thereof, any Borrower and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document.

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid within 120 days of when due and other than those items covered by clause (h) of this definition, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, but only to the extent the same (x) have become due and payable and are recorded as a liability on the balance sheet of Borrower and (y) are payable in cash, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities of such Person, and (k) obligations arising under non-compete agreements, bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.

“Deerfield Revolver” means Deerfield ELGX Revolver, LLC and its successors and assigns.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defined Period” has the meaning set forth in Section 6.1.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) containing such other terms and conditions as Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account (or, prior to the time of the initial borrowing of the Revolving Loans, such Deposit Account of Borrower, as Agent may direct in its sole discretion) all funds received or deposited into such Lockbox or Lockbox Account.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Stock that does not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable (in each case, other than solely for Stock that does not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change in control” or similar event, provided that such “change in control” or similar event results in the occurrence of the payment in full of the Obligations (other than unasserted contingent indemnification obligations)), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the Maturity Date.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class) or (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person. For the avoidance of doubt, the entry into, any payments or deliveries in respect of, and the performance, exercise and/or settlement of Endologix’s 2.25% Convertible Notes, 3.25% Convertible Notes (including, for the avoidance of doubt, any Permitted 3.25% Convertible Note Refinancing), Capped Calls, Warrants or under the Term Credit Agreement are not Distributions.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system, including any successor thereto.

“Eligible Accounts” means, collectively, the Eligible Domestic Accounts and Eligible Foreign Accounts.

“Eligible Domestic Account” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise. The net amount of an Eligible Domestic Account at any time shall be (a) the face amount of such Eligible Domestic Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) underwriting practices and procedures. Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) reasonable good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Domestic Account if:

(a) the Account remains unpaid more than ninety (90) days past the claim or invoice date (but in no event more than one hundred and twenty (120) days after the applicable goods or services have been rendered or delivered);

(b) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f) the Account is subject to a Lien (other than Liens in favor of Agent or Permitted Liens), or Agent does not have a first priority, perfected Lien on such Account (subject only to the permitted priority of the Permitted Priority Liens);

(g) the Account is evidenced by Chattel Paper or an Instrument (other than checks and other ordinary course payment instruments) of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;

(h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i) more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j) without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Domestic Accounts under this Agreement for any reason;

(k) the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Domestic Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible);

(l) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect;

(m) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(n) the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement;

(o) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(p) the Account Debtor has its principal place of business or executive office outside the United States;

(q) the Account is payable in a currency other than United States dollars;

(r) the Account Debtor is an individual;

(s) after the Initial Third Party Agent Commencement Date and thereafter so long Section 2.11 is applicable at such time, (i) with respect to any new or non-continuous Account Debtors, the Borrower owning such Account has not (A) delivered (1) written notice to any such new or non-continuous Account Debtors directing such new or non-continuous Account Debtors to make payment to the applicable Lockbox Account and (2) to the extent requested by Agent (or, as applicable, the Third Party Agent), written evidence to Agent (or, as applicable, the Third Party Agent) of such written notice delivered pursuant to clause (i)(A)(1) above, and (B) to the extent requested by Agent (or, as applicable, the Third Party Agent), signed and delivered to Agent (or, as applicable, the Third Party Agent) notices, in the form requested by Agent (or, as applicable, the Third Party Agent), directing any such new or non-continuous Account Debtors to make payment to the applicable Lockbox Account, and (ii) with respect to any other Account Debtors, upon notice that the current Lockbox Account at such time is not (or is no longer) acceptable to Agent (or, as applicable, the Third Party Agent), the Borrower owning such Account has not (A) delivered (1) written notice to any such Account Debtors directing such Account Debtors to make payment to a new Lockbox Account acceptable to Agent (or, as applicable, the Third Party Agent) and (2) to the extent request by Agent (or, as applicable, the Third Party Agent), written evidence to Agent (or, as applicable, the Third Party Agent) of such written notice delivered pursuant to clause (ii)(A)(1) above, and (B) to the extent requested by Agent (or, as applicable, the Third Party Agent), signed and delivered to Agent (or, as applicable, the Third Party Agent) notices, in the form requested by Agent (or, as applicable, the Third Party Agent), directing such Account Debtors to make payment to a new Lockbox Account acceptable to Agent (or, as applicable, the Third Party Agent);

(t) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(u) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than a Permitted Lien); or

(v) the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its reasonable good faith credit judgment and reasonable good faith discretion.

“Eligible Equipment” means, subject to the criteria below, all Equipment that is: (a) owned by a Borrower free and clear of all Liens other than Liens in favor of Agent securing the Obligations, (b) installed in a facility (i) owned by a Borrower or (ii) leased by a Credit Party and subject to a landlord’s agreement in favor of Agent that is in form and substance reasonably satisfactory to Agent, (c) in good operating condition (ordinary wear and tear excepted), and (d) not obsolete or surplus Equipment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date (including on the basis of any appraisal conducted after the Closing Date), to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Equipment in its reasonable and good faith credit judgment and discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available.

“Eligible Foreign Accounts” means, subject to the criteria below, an Account of any Borrower which (i) was generated in the Ordinary Course of Business, (ii) was generated originally in the name of such Borrower and not acquired via assignment or otherwise, and (iii) is not a Eligible Domestic Account. Accounts denominated in foreign currencies shall be converted to US Dollars upon delivery by Borrowers of the current Borrowing Base Certificate in accordance with this Agreement at the then-current rate used by Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) in accordance with its standard policies. The net amount of an Eligible Foreign Account at any time shall be (a) the face amount of such Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “Foreign Account liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) underwriting practices and procedures. Such Foreign Account liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) underwriting practices and procedures and using Agent’s (including, during any Third Party Agent Retention Period, the Third Party Agent’s) reasonable good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be an Eligible Foreign Account if:

(a) the Account remains unpaid more than ninety (90) days past the claim or invoice date (but in no event more than one hundred twenty (120) days after the applicable goods or services have been rendered or delivered);

(b) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f) the Account is subject to a Lien (other than Liens in favor of the Agent or Permitted Liens), or Agent does not have a first priority, perfected Lien on such Account;

(g) the Account is evidenced by Chattel Paper or an Instrument (other than checks and other ordinary course payment instruments) of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;

(h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i) more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j) without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Foreign Accounts under this Agreement for any reason;

(k) the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Foreign Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible);

(l) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect;

(m) the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(n) the Account is an obligation of an Account Debtor that is the federal, state, or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement;

(o) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(p) [reserved];

(q) the Account Debtor is an individual;

(r) after the Initial Third Party Agent Commencement Date and thereafter so long Section 2.11 is applicable at such time, (i) with respect to any new or non-continuous Account Debtors, the Borrower owning such Account has not (A) delivered (1) written notice to any such new or non-continuous Account Debtors directing such new or non-continuous Account Debtors to make payment to the applicable Lockbox Account and (2) to the extent requested by Agent (or, as applicable, the Third Party Agent), written evidence to Agent (or, as applicable, the Third Party Agent) of such written notice delivered pursuant to clause (i)(A)(1) above, and (B) to the extent requested by Agent (or, as applicable, the Third Party Agent), signed and delivered to Agent (or, as applicable, the Third Party Agent) notices, in the form requested by Agent (or, as applicable, the Third Party Agent), directing any such new or non-continuous Account Debtors to make payment to the applicable Lockbox Account, and (ii) with respect to any other Account Debtors, upon notice that the current Lockbox Account at such time is not (or is no longer) acceptable to Agent (or, as applicable, the Third Party Agent), the Borrower owning such Account has not (A) delivered (1) written notice to any such Account Debtors directing such Account Debtors to make payment to a new Lockbox Account acceptable to Agent (or, as applicable, the Third Party Agent) and (2) to the extent request by Agent (or, as applicable, the Third Party Agent), written evidence to Agent (or, as applicable, the Third Party Agent) of such written notice delivered pursuant to clause (ii)(A)(1) above, and (B) to the extent requested by Agent (or, as applicable, the Third Party Agent), signed and delivered to Agent (or, as applicable, the Third Party Agent) notices, in the form requested by Agent (or, as applicable, the Third Party Agent), directing such Account Debtors to make payment to a new Lockbox Account acceptable to Agent (or, as applicable, the Third Party Agent);

(s) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(t) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than Permitted Liens); or

(u) the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its reasonable good faith credit judgment and reasonable good faith discretion.

“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Agent, in its good faith credit judgment and discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a) such Inventory is not owned by a Borrower free and clear of all Liens and rights of any other Person (other than Agent and other than Permitted Liens) (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory);

(b) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent;

(c) such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

(d) such Inventory consists of marketing materials, display items or packing or shipping materials, manufacturing supplies or Work-In-Process;

(e) such Inventory is not subject to a first priority Lien in favor of Agent (subject only to the permitted priority of Permitted Priority Liens);

(f) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrowers or their business, operations or assets;

(g) such Inventory is not covered by casualty insurance reasonably acceptable to Agent;

(h) any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;

(i) such Inventory is located outside of the continental United States;

(j) after the date that is sixty (60) days following the Closing Date, such Inventory is located on premises with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter reasonably acceptable in form and substance to Agent;

(k) such Inventory consists of (A) discontinued items, or (B) used items held for resale;

(l) such Inventory does not consist of finished goods;

(m) such Inventory does not meet all standards imposed by any Governmental Authority in all material respects, including with respect to its production, acquisition or importation (as the case may be);

(n) such Inventory has an expiration date within the next three (3) months;

(o) such Inventory is held for rental or lease by or on behalf of Borrowers;

(p) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory; or

(q) such Inventory fails to meet such other specifications and requirements which may from time to time be established by Agent in its good faith credit judgment. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Endologix” has the meaning set forth in the introductory paragraph hereto.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Accounts” has the meaning set forth in Section 5.14.

“Excluded Domestic Holdco” means a wholly-owned Subsidiary of Borrower substantially all the assets of which consist of Stock in Foreign Subsidiaries held directly or indirectly by such Subsidiary and who does not engage in any business, operations or activity other than that of a holding company

“Excluded Property” means, collectively:

(a) voting shares of any (A) Foreign Subsidiary of Borrower or (B) Excluded Domestic Holdco, in each case, in excess of 65% of all of the issued and outstanding voting shares of capital stock of such subsidiary;

(b) any lease, license, contract, property right or agreement as to which, if and to the extent that, and only for so long as the grant of a security interest therein shall (1) constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement or render it unenforceable, (2) be prohibited by any applicable law or (3) require the consent of any third party (in each case of clauses (1), (2) and (3), other than to the extent that any such breach, termination, default, prohibition or requirement for consent would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Law); provided that such security interest shall attach immediately to each portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above;

(c) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed);

(d) motor vehicles and other assets, in each instance, in which perfection of a security requires notation on certificates of title with a value, individually, of less than $250,000;

(e) without in any way limiting clause (a) above, equity interests in any Person (other than wholly owned Subsidiaries) to the extent not permitted by the terms of such Person’s organizational or joint venture documents (so long as such joint venture was not entered into (or such Subsidiary was not formed) in contravention of the terms of the Financing Documents and such prohibition did not arise in anticipation of the restrictions under the Financing Documents);

(f) any assets financed by purchase money Debt or capital leases, to the extent such purchase money Debt or capital lease is permitted hereunder, if the documentation governing such purchase money Debt or capital leases securing such Debt or capital leases prohibits the creation of a security interest or lien thereon or requires the consent of any person or entity as a condition to the creation of any other security interest or lien on such property or if such contract or other agreement would be breached or give any party the right to terminate it as a result of creation of such security interest or lien;

(g) those assets as to which Agent determines (in its sole discretion) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to Agent and the Lenders of the security to be afforded thereby; and

(h) the Bank of America Cash Collateral Account;

provided, however, notwithstanding anything to the contrary herein or under the other Financing Documents, “Excluded Property” shall not include (a) any proceeds, products, substitutions, receivables or replacements of Excluded Property (unless such proceeds, products, substitutions, receivables or replacements would otherwise constitute Excluded Property) or (b) any assets or property provided as security or collateral for the Term Debt or for which a Lien has been granted in favor of Term Agent, any Term Lender or any other Person party to the Term Debt Documents.

“Existing ABL Agent” has the meaning assigned to such term in the definition of “Existing ABL Credit Facility” herein.

“Existing ABL Credit Facility” means that certain Credit and Security Agreement, dated as of July 29, 2016, by and among the Borrower, the other Persons party thereto from time to time as “Borrowers” (as defined therein), Midcap Financial Trust, a Delaware statutory trust, as Agent (as defined therein, in such capacity, the “Existing ABL Agent”) and the financial institutions or other entities from time to time parties thereto, each as a Lender (as defined therein) (in such capacity, the “Existing ABL Lenders”), as amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Existing ABL Debt Documents” shall have the meaning of “Financing Documents” (as defined in the Existing ABL Credit Facility).

“Existing ABL Lenders” has the meaning assigned to such term in the definition of “Existing ABL Credit Facility” herein.

“Event of Default” has the meaning set forth in Section 10.1.

“FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations thereunder or official interpretations thereof.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Filing of MNPI Option” has the meaning specified in Section 4.19.

“Financing Documents” means this Agreement, any Notes, the Security Documents, the Intercreditor Agreement, the Perfection Certificate, any patent security agreement, any trademark security agreement, any copyright security agreement, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time. For the avoidance of doubt, the Financing Documents shall not include any Warrants, the Registration Rights Agreement, any Stock or any Term Debt Documents (other than the Intercreditor Agreement).

“Foreign Subsidiary” means any Subsidiary of Borrower that is not organized under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any drug, medical device, clinical laboratory service, food, dietary supplement, or other product (including any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.), Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. §263a et seq) and its implementing regulations (42 C.F.R. Part 493) and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Immaterial Subsidiaries” means, as of any date of determination, any Subsidiary of Endologix that is not a Credit Party that, when measured as of the most recent fiscal quarter end or fiscal year end for which Endologix has filed its 10-K or 10-Q, when taken together with all other Immaterial Subsidiaries as of such date, (i) did not have assets with a value in excess of 5.0% of the total property and assets of the Credit Parties and their Subsidiaries on a consolidated basis set forth in the balance sheet included in such

10-K or 10-Q in accordance with GAAP and on a pro forma basis after giving effect to such Subsidiary as an Immaterial Subsidiary and (ii) did not have revenues representing in excess of 5.0% of total revenues of the Credit Parties and their Subsidiaries on a consolidated basis in accordance with GAAP and on a pro forma basis after giving effect to such Subsidiary as an Immaterial Subsidiary.

“Initial Third Party Agent Commencement Date” means the first date after the Closing Date on which any Person satisfies the requirements under clause (a) and clause (b) of the definition of “Third Party Agent” to be a Third Party Agent.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date by and among Agent and the Term Agent and acknowledged and agreed by the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Period” means , with respect to any Loan, the period commencing on the date of such borrowing and ending on the numerically corresponding day on the calendar month that is three (3) months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.

“Interest Rate” has the meaning set forth in Section 2.1(b)(iv).

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any acquisition (including through licensing) of (i) of all or substantially all of the assets of another Person, or (ii) any business, Product, business line or product line, division or other unit operation of any Person or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder.

“IP Proceeds” means, collectively, all cash, Accounts, license and royalty fees, claims, products, awards, judgments, insurance claims, and other revenues, proceeds or income, arising out of, derived from or relating to any Intellectual Property of any Borrower, and any claims for damage by way of any past, present or future infringement of any Intellectual Property of any Borrower (including all cash, royalty fees, other proceeds, Accounts and General Intangibles that consist of rights of payment to or on behalf of a Borrower and the proceeds from the sale, licensing or other disposition of all or any part of, or rights in, any Intellectual Property by or on behalf of a Credit Party).

“Joinder Requirements” has the meaning set forth in Section 4.11(d).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.27.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes Healthcare Laws and Environmental Laws.

“L/C Cash Collateral Accounts” means, collectively, each segregated Deposit Account of Borrower from time to time established and maintained with the issuers of letters of credit for the sole purpose of securing Borrower’s obligations under such letters of credit to the extent such obligations constitute “Permitted Contingent Obligations” for purposes of clause (i) of the definition of thereof; provided, that (a) no such Deposit Account shall hold an aggregate of cash and Cash Equivalents in excess of 110% of the aggregate value of the letters of credit it is securing and (b) with respect to all such Deposit Accounts, the aggregate amount deposited there in at any time does not exceed $10,000,000.

“Lender” means each of (a) Deerfield Revolver, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a) one percent (1.00%) and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan(s)” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.11.

“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid, which account or accounts shall be, if requested by Agent (or, during any Third Party Agent Retention Period, the Third Party Agent), opened in the name of Agent or the Third Party Agent (or a nominee of Agent or the Third Party Agent), as applicable.

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Lockbox Post-Closing Period” means the period beginning on the Closing Date and ending on the earlier of (a) sixty (60) days after the Closing Date (or such later date as Agent may agree in writing) and (b) the date on which Borrowers shall have delivered to Agent (or, during a Third Party Agent Retention Period, the Third Party Agent) an executed Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent (or, during a Third Party Agent Retention Period, the Third Party Agent) may require.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Credit Parties and their Subsidiaries (taken as a whole), (b) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its Obligations under any Financing Document to which it is a party or (c) the legality, validity or enforceability of any Financing Document.

“Material Contracts” means (a) the Operative Documents, (b) the Convertible Note Documents, (c) the agreements listed on Schedule 3.17, and (d) each other agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect; provided that Capped Calls shall not be considered Material Contracts.

“Material Intangible Assets” means all of (i) Borrower’s Intellectual Property and (ii) license or sublicense agreements or other agreements with respect to rights in Intellectual Property, in each case that are material to the financial condition, business or operations of Borrower.

“Material Permits and Rights” has the meaning set forth Section 8.2(b).

“Maturity Date” means March 31, 2020.

“Maximum Cumulative Rate” means LIBOR Rate plus 6.95% per annum.

“Maximum Cumulative Rate Provision” has the meaning set forth in Section 2.1(b)(iv).

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Merrill Lynch Securities Account” means that certain securities account maintained in the name of Endologix at Merrill Lynch identified by account number XXXXX2509 that includes only assets that are cash or Cash Equivalents and which will have a balance of $0 (and will contain no cash, Cash Equivalents or other assets) on and after September 1, 2017.

“Minimum Balance” means, at any time, an amount that equals the lesser of (x) $10,000,000 and (y) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month.

“Monthly Cash Burn Amount” means, with respect to Borrower, an amount equal to Borrower’s change in cash and Cash Equivalents, without giving effect to any increase resulting from contributions or proceeds of financings, for either (a) the immediately preceding eighteen (18) month period as determined as of the last day of the month immediately preceding the proposed consummation of the Permitted Acquisition and based upon the financial statements delivered to Agent in accordance with this Agreement for such period, not including unusual or non-recurring expenses or (b) the immediately succeeding eighteen (18) month period based upon the Transaction Projections, not including unusual or non-recurring expenses, using whichever calculation as between clause (a) and clause (b) demonstrates a higher burn rate (or, in other words, more cash used), in either case, divided by eighteen (18).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Book Value of Eligible Equipment” means, at any time, the then-current book value of all Eligible Equipment (giving effect to any adjustments to such book value on or prior to the date of measurement thereof) less all accumulated depreciation and amortization of such Equipment through the date of measurement, all as determined in accordance with GAAP.

“No MNPI Option” has the meaning specified in Section 4.19.

“Non-Third Party Agent Retention Period” means any period of time that is not during a Third Party Agent Retention Period.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a written notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operative Documents” means the Financing Documents, the Loan Documents (as defined in the Term Credit Agreement as of the Closing Date) and the Subordinated Debt Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices, as applicable.

“Organizational Documents” means, with respect to any Credit Party or any other Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Participant” has the meaning set forth in Section 11.17(b).

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

“Payment Account” means the account specified on Annex B to this Agreement into which all payments by or on behalf of each Borrower to Agent (or, during a Third Party Agent Retention Period, the Third Party Agent) under the Financing Documents shall be made, or such other account as Agent (or such Third Party Agent) shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Perfection Certificate” means the Perfection Certificate delivered to Agent and Term Agent as of the Closing Date and delivered thereafter from time to time (a) during any Non-Third Party Agent Retention Period, the Agent, and (b) during any Third Party Agent Retention Period, the Third Party Agent, in each case, together with any amendments or updates thereto required under this Agreement or any other Financing Document or Term Debt Document.

“Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted 3.25% Convertible Note Refinancing” has the meaning provided therefor in the definition of “Permitted Debt.”

“Permitted Acquisition” means any Acquisition by a Borrower, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower Representative shall have delivered to (y) during any Non-Third Party Agent Retention Period, subject to Section 4.19, Agent, or (z) during any Third Party Agent Retention Period, the Third Party Agent, in each case, (i) at least ten (10) Business Days prior to the closing of the proposed Acquisition: (A) a description of the proposed Acquisition; (B) to the extent available, a due diligence package (including, to the extent available, a quality of earnings report); and (C) the most recent drafts (or, if available, executed counterparts) of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, any available schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and to the extent required under the related acquisition agreement, all required regulatory and third party approvals and copies of any environmental assessments and (ii) at the earlier of (A) the time of closing of the proposed Acquisition or (B) as early before the closing of the proposed Acquisition as available, in each case, final, fully executed copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated and all schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents executed or delivered in connection therewith;

(b) the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 4.11;

(c) no Event of Default has occurred and is continuing, or would exist after giving pro forma effect to, the proposed Acquisition;

(d) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with applicable laws;

(e) the assets acquired in such Acquisition are for use in the same line of business as the Credit Parties are currently engaged or a line of business reasonably related thereto;

(f) such Acquisition shall not be hostile and, if applicable, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;

(g) no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;

(h) (i) during any Non-Third Party Agent Retention Period, Agent shall have received a certificate of a Responsible Officer of the Borrower Representative certifying as to compliance, on a pro forma basis after giving to the consummation of such Acquisition, that Borrowers are in compliance with the financial covenants set forth in Article 6, together with, subject to Section 4.19, any other evidence demonstrating compliance therewith as reasonably requested by Agent, and (ii) during any Third Party Agent Retention Period, the Third Party Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition, that Borrowers are in compliance with the financial covenants set forth in Article 6;

(i) the total consideration paid or payable (including costs and expenses, deferred purchase price, seller notes and other liabilities incurred, assumed or to be reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such Acquisition but excluding (A) any equity interests issued as consideration for such Acquisition and (B) the net proceeds of any issuance of equity interests made after the Closing Date that are used for purposes of such Acquisition) (such amounts, collectively, the “Acquisition Consideration”) shall be in an amount not to exceed $15,000,000 in the aggregate for all such Acquisitions during the term of this Agreement; provided, however, that, in the case of each Acquisition, (1) during any Non-Third Party Agent Retention Period, subject to Section 4.19, to the extent request by Agent, Agent, and (2) during any Third Party Agent Retention Period, the Third Party Agent, in each case, has received prior to the consummation of such Acquisition updated financial projections, in form and substance reasonably satisfactory to Agent (or such Third Party Agent), for the immediately succeeding eighteen (18) months following the proposed consummation of the Acquisition beginning with the month during which the Acquisition is to be consummated (the “Transaction Projections”) and evidence satisfactory to Agent (or such Third Party Agent) that Borrower has, immediately before and immediately after giving effect to the consummation of such Acquisition, unrestricted cash in one or more Deposit Accounts subject to a Deposit Account Control Agreement in an aggregate amount equal to or greater than the positive value of the product of (x) eighteen (18) multiplied by (y) the Monthly Cash Burn Amount, as determined as of the last day of the month immediately preceding such Acquisition; and

(j) all conditions to such Permitted Acquisition (as defined in the Term Credit Agreement) have been satisfied and Agent shall have received any requested evidence showing satisfaction thereof.

Notwithstanding the foregoing, no Accounts, Inventory or Equipment acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts, Eligible Equipment or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal or an Equipment appraisal, as applicable) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of reserves required in Agent’s reasonable discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Asset Dispositions” means the following Asset Dispositions, provided, however, that at the time of such Asset Disposition (other than an Asset Disposition pursuant to clause (a) or clause (l) below), no Event of Default exists or would result from such Asset Disposition:

(a)	dispositions of Inventory in the Ordinary Course of Business;

(b)	dispositions of furniture, fixtures and equipment (excluding any Collateral included in the Borrowing Base) in the Ordinary Course of Business that the applicable Borrower or Subsidiary determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries,

(c)	to the extent constituting an Asset Disposition, Permitted Investments and Permitted Licenses,

(d)	disposals of obsolete, worn out or surplus tangible personal property,

(e)	without limiting transactions permitted under Section 5.6 hereof, dispositions by any Credit Party to any Borrower so long as each Credit Party (other than, with respect to any transferring Person, an Immaterial Subsidiary) will remain Solvent after giving effect to the transfer,

(f)	abandonment of Intellectual Property that does not constitute a Material Intangible Asset,

(g)	the unwinding or terminating of Swap Contracts or any Capped Call permitted by clause (g) of the definition of “Permitted Contingent Obligations” either (i) with respect to a Swap Contract or a Capped Call, in the Ordinary Course of Business or (ii) with respect to a Capped Call, that were entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Financing Documents;

(h)	dispositions of equipment (excluding any Collateral included in the Borrowing Base) or real property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i)	the entering into of any Permitted License;

(j)	Asset Dispositions by any Foreign Subsidiary to any other Foreign Subsidiary or to any Borrower;

(k)	Asset Dispositions approved by Agent in writing;

(l)	to the extent constituting an Asset Disposition, the payment of cash and Cash Equivalents in the Ordinary Course of Business; and

(m)	other Asset Dispositions (excluding dispositions of Intellectual Property) the proceeds of which, when aggregated with the proceeds of all other Asset Dispositions made pursuant to this clause (m) are less than $2,500,000 during the term of this Agreement; provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the Credit Party that owned such assets), (ii) no less than 75% thereof shall be paid in cash; provided that, with respect to any such Asset Disposition under this clause (m) involving Collateral that is included in the Borrowing Base, Borrower shall have provided (y) during a Non-Third Party Agent Retention Period, Agent with a certificate from a Responsible Officer of the Borrower Representative at least five (5) Business Days prior to such Asset Disposition certifying that, after giving effect to such Asset Disposition, the Revolving Loan Outstandings do not exceed the Revolving Loan Limit, together with, subject to Section 4.19, such evidence thereof that is reasonably requested by Agent, and (z) during a Third Party Agent Retention Period, the Third Party Agent with a Borrowing Base Certificate (Third Party Agent) in accordance with this Agreement at least five (5) Business Days prior to such Asset Disposition evidencing to Agent’s reasonable satisfaction that the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit after giving effect to such Asset Disposition.

“Permitted Contest” means, with respect to any tax obligation or other obligation or liability allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; and (c) with respect to obligations in excess of $250,000,

Borrowers have given (i) during any Non-Third Party Agent Retention Period, subject to Section 4.19, Agent, and (ii) during any Third Party Agent Retention Period, the Third Party Agent, in each case, notice of the commencement of such contest and upon request by Agent (or such Third Party Agent, as applicable), from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition.

“Permitted Contingent Obligations” means

(a) Contingent Obligations arising in respect of the Debt under the Financing Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms adverse to the Lenders);

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $2,000,000 in the aggregate at any time outstanding;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract or Capped Call; provided, however, that such obligations are (or were) entered into by Endologix or an Affiliate thereof for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and either (i) with respect to a Swap Contract or a Capped Call, are (or were) entered into in the Ordinary Course of Business or (ii) with respect to a Capped Call, are (or were) entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any refinancings thereof permitted hereunder or in connection with this Agreement or any of the other Financing Documents;

(h) guarantees by (A) one or more Credit Parties of the obligations of Foreign Subsidiaries up to $1,000,000 in the aggregate at any time outstanding, (B) any Credit Party of the obligations of any other Credit Party (but, for the avoidance of doubt, excluding any Immaterial Subsidiary that may be a Credit Party where, before and immediately after giving effect to such guarantee (including any rights of contribution set forth in the Loan Documents or otherwise), the Credit Parties cannot represent and warrant that such Immaterial Subsidiary is Solvent on an individual basis) and (C) any Foreign Subsidiary of the obligations of any other Foreign Subsidiary;

(i) Contingent Obligations arising in connection with the issuance of letters of credit in an aggregate face amount not to exceed $10,000,000 at any one time outstanding secured solely by Liens permitted pursuant to clause (k) of the definition of Permitted Liens;

(j) Contingent Obligations arising in respect of the Debt under the Loan Documents (as defined in the Term Credit Agreement as of the Closing Date); and

(k) other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed $2,500,000 in the aggregate at any time outstanding.

“Permitted Debt” means:

(a) the Credit Parties’ and their Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;

(b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c) capital leases and purchase money Debt not to exceed $5,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment;

(d) Debt existing on the Closing Date and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than Permitted Refinancings);

(e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract or Capped Call; provided, however, that such obligations are (or were) entered into by a Credit Party or an Affiliate thereof for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and either (i) with respect to a Swap Contract or a Capped Call, are (or were) entered into in the Ordinary Course of Business or (ii) with respect to a Capped Call, are (or were) entered into in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Financing Documents;

(f) Debt in the form of insurance premiums financed through the applicable insurance company;

(g) trade accounts payable arising and paid within 120 days of the date when due and in the Ordinary Course of Business;

(h) the Term Debt under the Term Credit Agreement, in accordance with the terms of the Intercreditor Agreement;

(i) Subordinated Debt;

(j) Debt of the Credit Parties incurred under the 3.25% Convertible Notes in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Closing Date after giving effect to any repayments or prepayments thereon on the Closing Date, and, so long as no Event of Default has occurred and is continuing, any refinancing or extension thereof or new issuance in connection with the exchange thereof and/or a new issuance all or any portion of the proceeds of which will be used in connection with the repurchase or other refinancing of all or any portion thereof therewith that (i) has an aggregate outstanding principal amount not greater than $200,000,000 (when taking into account all such existing, refinanced, extended and newly issued Debt), and does not provide for any amortization payments or other principal payments of any kind in advance of the first Business Day after the Maturity Date, (ii) has a maturity no shorter than the first Business Day after the Maturity Date (in the case of clause (i) and clause (ii), it being understood that, in each case, any provision requiring an offer to purchase such Debt as a result of a change in control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of Stock (other than Disqualified Stock) shall not violate the foregoing restrictions in clause (i) or clause (ii)), (iii) is unsecured, (iv) does not have one or more obligors that are not obligors under this Agreement and the other Financing Documents, (v) contains terms that are prevailing market terms at the time of issuing or initial borrowing for the type of financing and for the quality of issuer or borrower, as determined by Endologix and its advisors in their reasonable business judgment, (vi) does not have an All-in Yield greater than the lesser of (A) 6% per annum and (B) an All-in Yield that would result in more than $10,000,000 per annum being paid in interest thereunder, (vii) does not cause Endologix either on an individual basis or together with the other Credit Parties and their Subsidiaries (on a consolidated basis), immediately before, at the time of and immediately after giving effect to such Debt (and after giving effect to the use of the proceeds thereof), to no longer be Solvent (or such Persons are not Solvent immediately prior to giving effect thereto), and (vii) if in existence at such time or on the same date, is permitted under the Term Debt Documents (collectively, a “Permitted 3.25% Convertible Note Refinancing”);

(k) Debt of the Credit Parties incurred under the 2.25% Convertible Notes in an aggregate principal amount not to exceed the aggregate principal amount outstanding on the Closing Date minus any prepayments, repayments, redemptions or payments thereon made on the Closing Date or from time to time thereafter;

(l) without limiting the provisions of Section 5.7 with respect to any Investment by a Credit Party, Debt consisting of unsecured intercompany loans and advances (i) incurred by any Borrower owing to one or more other Borrowers, (ii) incurred by any Foreign Subsidiaries owing to any Borrower solely to the extent constituting a Permitted Investment made by such Borrower, or (iii) incurred by any Foreign Subsidiaries owing to any other Foreign Subsidiary;

(m) Debt related to commercial credit cards provided by Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account) that, in the aggregate outstanding at any one time, does not exceed $2,500,000, which Debt may be secured by Liens permitted pursuant to clause (l) of the definition of Permitted Liens;

(n) to the extent constituting Debt, any Permitted Contingent Obligations;

(o) Debt incurred in respect of netting services, overdraft protection and other like services, in each case, incurred in the Ordinary Course of Business;

(p) unsecured earn-out obligations and other similar contingent purchase price obligations incurred in connection with a Permitted Acquisition to the extent earned and payable and permitted pursuant to the definition of Permitted Acquisition and the other terms of this Agreement ; and

(q) other unsecured Debt not to exceed $2,500,000 outstanding at any one time.

“Permitted Distributions” means the following Distributions: (a) dividends by any direct or indirect Subsidiary of any Credit Party (A) that are not Credit Parties to its parent or parent entities or (B) that are Credit Parties to its parent or parent entities that are Credit Parties; (b) dividends payable solely in common stock; (c) repurchases of Stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $2,500,000 in the aggregate per fiscal year; (d) any distributions made under Subordinated Debt Documents to the extent permitted under the terms of the applicable Subordination Agreement; and (e) any Distributions required by the Warrants or the Registration Rights Agreement.

“Permitted Investments” means:

(a) Investments (i) shown on Schedule 5.7 and existing on the Closing Date and (ii) in Subsidiaries made prior to the Closing Date;

(b) cash and Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $500,000 at any time;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary;

(g) Investments consisting of (i) deposit accounts in which Agent has received a Deposit Account Control Agreement, (ii) deposit accounts that are Excluded Accounts (subject to any caps and applicable restrictions set forth in such definition), and (iii) the Merrill Lynch Securities Account maintained in accordance with, and subject to the limitations set forth in, Section 5.14;

(h) Investments by any Borrower in any Subsidiary now owned or hereafter created by such Borrower, which Subsidiary is a Borrower or has provided a Guarantee of the Obligations of the Borrowers which Guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in Schedule 9.1 hereto and otherwise made in compliance with Section 4.11(d);

(i) Investments by (A) any Borrower consisting solely of cash and Cash Equivalents in a Foreign Subsidiary; provided that at the time of the making of such Investment and immediately after giving effect thereto (i) no Event of Default has occurred and is continuing and (ii) the Borrowers have unrestricted (it being understood and agreed that cash and Cash Equivalents shall not be considered “restricted” cash for purposes of this proviso solely due to compliance by the Borrowers with the requirements set forth in Section 5.14) cash and Cash Equivalents in an aggregate amount of not less than

$10,000,000, which cash and Cash Equivalents (x) are subject to a first priority perfected Lien in favor of Agent for the benefit of itself and the Lenders (subject only to the prior priority of Permitted Priority Liens) or in the Merrill Lynch Securities Account in accordance with, and subject to the limitations set forth in, Section 5.14), (y) are held in a deposit account that is subject to a Deposit Account Control Agreement or a securities account subject to a Deposit Account Control Agreement or in the Merrill Lynch Securities Account in accordance with, and subject to the limitations set forth in, Section 5.14 unless the same could not be reasonably expected to reduce the amounts in such accounts below $10,000,000 at the time of such Investment and immediately after giving effect thereto, do not include any drawn or committed but unpaid drafts, ACH or EFT transactions and (B) a Foreign Subsidiary in another Foreign Subsidiary;

(j) Investments by any Borrower consisting solely of Inventory in Foreign Subsidiaries to the extent such Investments are made in the Ordinary Course of Business consistent with its customary practices as in effect on and immediately prior to the Closing Date;

(k) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, Investments consisting solely of cash and Cash Equivalents in joint ventures or similar arrangements in an amount not to exceed $5,000,000 in the aggregate during the term of this Agreement;

(l) Permitted Acquisitions;

(m) Investments deemed to exist under any Swap Contracts or Capped Calls; provided, however, that such obligations are (or were) entered into by Endologix or an Affiliate of Endologix for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation and are (or were) entered into either (i) with respect to a Swap Contract or a Capped Call, in the Ordinary Course of Business or (ii) with respect to a Capped Call, in connection with the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder or in connection with this Agreement or any of the other Financing Documents; and

(n) other Investments in an amount not exceeding $5,000,000 in the aggregate.

“Permitted License” means (a) any non-exclusive license of patent rights of Borrower or its Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property, and have been granted in exchange for fair consideration, and (b) any exclusive license of patent rights of Borrower or its Subsidiaries so long as such Permitted Licenses do not result in a legal transfer of title to the licensed property, are exclusive solely as to discrete geographical areas outside of the United States, and have been granted in exchange for fair consideration.

“Permitted Liens” means:

(a)	deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Borrower’s or its Subsidiary’s employees, if any;

(b)	deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c)	carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest;

(d)	Liens, other than on Collateral that is part of the Borrowing Base, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)	attachments, appeal bonds, judgments and other similar Liens on Collateral, other than on Collateral that is part of the Borrowing Base, for sums not exceeding $1,000,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f)	with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, materially impair the use or operation of the Collateral for the use currently being made thereof or materially impair Borrowers’ ability to pay the Obligations in a timely manner or materially impair the use of the Collateral or the Ordinary Course of Business of any Borrower or any Subsidiary;

(g)	Liens and encumbrances in favor of Agent under the Financing Documents;

(h)	Liens, other than on Collateral that is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 5.2;

(i)	(A) any Lien on any equipment acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Debt incurred or assumed for the purpose of financing (or refinancing)) all or any part of the cost of acquiring such equipment and permitted under clause (c) of the definition of “Permitted Debt”; provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Debt secured thereby does not exceed 100% of the cost of such equipment; and (B) capital leases, in each case of clause (A) and clause (B), Liens securing capital leases or purchase money debt permitted under clause (c) of the definition of “Permitted Debt”;

(j)	(i) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement, (ii) non-exclusive licenses and sublicenses granted by a Borrower or any Subsidiary of a Borrower and leases and subleases (by a Borrower or any Subsidiary of a Borrower as lessor or sublessor) to third parties in the Ordinary Course of Business not materially interfering with the business of the Borrowers or any of their Subsidiaries or (iii) Permitted Licenses;

(k)	Liens in favor of letter of credit issuers on the L/C Cash Collateral Account to the extent securing obligations of Borrowers permitted pursuant to clause (i) of the definition of Permitted Contingent Obligations;

(l)	Liens in favor of Bank of America, N.A. (or such other commercial bank permitted under the definition of “Bank of America Cash Collateral Account”) on the Bank of America Cash Collateral Account; provided that if Endologix is using credit card services from the Agent or the Lenders under the Financing Documents that are required to be secured by the Financing Documents, Endologix shall promptly use commercially reasonable efforts to terminate the Liens in respect of the Bank of America Cash Collateral Account;

(m)	liens on assets of the Borrowers arising in connection with seller notes, earnouts and other similar payment obligations constituting Acquisition Consideration in connection with Permitted Acquisitions so long as such Liens are subject at all times to a Subordination Agreement;

(n)	Liens granted under the Term Debt Documents, in accordance with the terms of the Intercreditor Agreement (“Permitted Term Debt Liens”);

(o)	Liens in favor of financial institutions arising in connection with Endologix’ or its Subsidiaries’ deposit accounts maintained in the Ordinary Course of Business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(p)	Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;

(q)	Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(r)	Liens arising out of consignment or similar arrangements for the sale of goods entered into by Endologix or any Subsidiary of Endologix in the Ordinary Course of Business;

(s)	Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business; and

(t)	Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (f) of the definition of “Permitted Debt”.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.

“Permitted Priority Liens” means (a) solely with respect to the specific assets or property covered thereby, the Liens granted pursuant to, and in accordance with, clause (n) of the definition of “Permitted Liens,” (b) Permitted Liens granted over specific property pursuant to clauses (i) (solely with respect to the property permitted to be secured by such Debt pursuant to such clause (c) of the definition of “Permitted Debt”), (j) (solely with respect to the interest in such applicable lease, sublease, license or sublicense or the assets owned by such lessor, sublessor, licensor or sublicensor underlying same), (k) (solely with respect to the L/C Cash Collateral Account), (l) (solely with respect to the Bank of America Cash Collateral Account), (m) (solely with respect to the specific assets covered by such lease that are owned by such lessor) (o) (solely with respect to such applicable deposit accounts), (r) (with respect to the goods permitted to be consigned thereby) and (t) (solely with respect to such cash held by such insurance agency for such insurance premiums) of the definition of “Permitted Liens”, but, in each case, only to the extent only such Lien (i) attaches, as applicable, solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) has prior priority to the Permitted Term Debt Liens, and (c) to the extent not otherwise covered by clause (b) above, non-consensual Permitted Liens that are solely provided by operation of (and in compliance with) Applicable Law.

“Permitted Refinancing” means Debt constituting a refinancing or extension of Debt evidenced by the permitted under clause (d) of the definition of Permitted Debt and that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, (e) the obligors of which are the same as the obligors of the Debt being refinanced or extended and (f) is otherwise on terms no less favorable to Credit Parties and their Subsidiaries, taken as a whole, than those of the Debt being refinanced or extended.

“Permitted Term Debt Liens” has the meaning set forth in clause (n) of the definition of “Permitted Liens”.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited liability partnership, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Principal Market” means the NASDAQ Global Select Market (or any successor to the foregoing).

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Borrower or any of its Subsidiaries.

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Revolving Loans, the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstanding) of all Lenders.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.

“Registration Rights Agreement” has the meaning set forth in the Term Credit Agreement.

“Regulatory Reporting Event” has the meaning set forth in Section 4.17.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable Governmental Authority, including Drug Applications, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Borrower(s) and its Subsidiaries as such activities are being conducted by such Borrower and its Subsidiaries with respect to such Product at such time and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of Borrower’s or any Subsidiary’s business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, subagents, trustees, administrators, managers, attorneys, advisors and representatives of such Person and of such Person’s Affiliates. For the avoidance of doubt, any Third Party Agent shall be a Related Party of the Agent.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Reporting Period” has the meaning set forth in Section 4.1.

“Required Lenders” means at any time Lenders holding (a) fifty-one percent (51%) or more of the sum of the Revolving Loan Commitment (taken as a whole), or (b) if the Revolving Loan Commitment has been terminated, fifty-one percent (51%) or more of the then aggregate outstanding principal balance of the Loans.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Borrower acceptable to Agent.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of Zero Dollars ($0) (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of Zero Dollars ($0)).

“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be Zero Dollars ($0)), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders as of the Closing Date is $50,000,000.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the

Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

“Revolving Loan Outstandings” means, at any time of calculation, (a) the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.

“Revolving Loans” has the meaning set forth in Section 2.1(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by Endologix with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2016 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Service” has the meaning set forth in Section 11.17(a)(v).

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Rate” has the meaning set forth in Section 2.7.

“Stock” means a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights (other than the 2.25% Convertible Notes, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing permitted hereunder, any Capped Call transactions, and the Warrants) to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, or similar agreement, not including Capped Calls.

“Taxes” has the meaning set forth in Section 2.8.

“Term Agent” has the meaning ascribed to such term in the definition of “Term Credit Agreement” herein.

“Term Credit Agreement” means that certain Facility Agreement, dated as of the Closing Date, by and among Endologix, the other Persons party thereto from time to time as “Loan Parties” (as defined therein), Deerfield Private Design Fund IV, L.P., in its capacity as Agent (as defined therein, in such capacity, the “Term Agent”) and the financial institutions or other entities from time to time party thereto, each as a Lender (as defined therein), as amended, restated, supplemented or otherwise modified in accordance and in compliance with the Intercreditor Agreement.

“Term Debt” means the “Facility Obligations” as defined in the Intercreditor Agreement.

“Term Debt Documents” means the “Facility Documents” as defined in the Intercreditor Agreement.

“Term Lenders” means the lenders under the Term Debt Documents.

“Termination Date” means the earlier to occur of (a) the Maturity Date, (b) any date on which Agent or the Required Lenders accelerates the maturity of the Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Third Party Agent” means any Person other than Deerfield ELGX Revolver, LLC and its Affiliates that (a) (i) becomes the Agent under the Financing Documents or (ii) is retained or hired as an agent or a subagent of the Agent to perform certain duties and responsibilities of (or receive certain rights and benefits provided to) the Agent under the Financing Documents, (b) Borrower Representative has been informed of as being a Third Party Agent, and (c) has not (i) been removed from such role or position of the type set forth in clause (a)(i) or clause (a)(ii) by Deerfield ELGX Revolver, LLC (or any such succeeding Agent to Deerfield ELGX Revolver, LLC) or (ii) had such role or position be terminated pursuant to the terms of any agreement between the Third Party Agent and Agent (each of the events in clause (c)(i) and clause (c)(ii) above, a “Third Party Agent Termination Event”). It being understood and agreed that Cortland shall be deemed to be a Third Party Agent upon satisfying both clause (a) and clause (b) above in this definition so long as a Third Party Agent Termination Event has not occurred.

“Third Party Agent Retention Period” means any period of time when any Person is acting or performing as a Third Party Agent pursuant to the definition of “Third Party Agent.”

“Third Party Agent Termination Event” has the meaning set forth in the definition of “Third Party Agent”.

“Third Party Payor” means Medicare, Medicaid, TRICARE, and other state or federal health care program, Blue Cross and/or Blue Shield, private insurers, managed care plans and any other Person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Programs” means all payment and reimbursement programs, sponsored by a Third Party Payor, in which a Borrower participates.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

“Warrants” has the meaning set forth in the Term Credit Agreement.

“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to (i) during any Non-Third Party Agent Retention Period, subject to Section 4.19, Agent, and (ii) during any Third Party Agent Retention Period, the Third Party Agent, in each case, financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein and (b) leases shall continue to be classified and accounted for on a basis consistent with Borrower’s financial statements for the year ended December 31, 2015 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto enter into a mutually acceptable amendment addressing such changes.

Section 1.3 Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.

Section 1.4 Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

ARTICLE 2 - LOANS

Section 2.1 Loans.

(a) Reserved.

(b) Revolving Loans.

(i) Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by (A) during a Non-Third Party Agent Retention Period, Agent based on the most recent Borrowing Base Certificate (Agent) delivered to Agent or, (B) during a Third Party Agent Retention Period, the Third Party Agent based on the most recent Borrowing Base Certificate (Third Party Agent) delivered to Third Party Agent, in each case, in accordance with this Agreement and such other information as may be available to Agent in accordance with this Agreement. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s good faith credit judgment and reasonable discretion, such reserves are necessary.

(ii) Mandatory Revolving Loan Repayments and Prepayments.

(A) The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.

(B) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans, in an aggregate amount equal to such excess.

(C) Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.

(iii) Optional Prepayments. Borrowers may from time to time, upon at least one (1) Business Day prior written notice, prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000. For the avoidance of doubt, nothing in this clause shall permit termination of the Revolving Loan Commitment by Borrower other than in accordance with Section 2.12(b).

(iv) LIBOR Rate.

(A) Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin; provided that, notwithstanding anything to the contrary in this Agreement, when both (I) there are more than $10,000,000 of Revolving Loans outstanding on average over the applicable month and (II) no Event of Default has occurred and is continuing, to the extent such interest rate plus the fee set forth in Section 2.2(b) for any month shall exceed the Maximum Cumulative Rate, the Maximum Cumulative Rate shall be paid by the Borrowers for such month instead of such interest rate and such fee set forth in Section 2.2(b) for such month (the “Maximum Cumulative Rate Provision”). Such applicable interest rate, the “Interest Rate”.

(B) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent written notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender and Agent (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

(C) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II) such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(D) Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the Interest Rate. Interest on the Loans shall be paid in arrears for the preceding calendar month on the first Business Day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a six (6) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.

(b) Unused Line Fee. In each case subject to the Maximum Cumulative Rate Provision, from and following the initial borrowing of the Revolving Loans, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) if the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month exceeds the Minimum Balance: (i)(A) the Revolving Loan Limit (with the Borrowing Base being calculated based on the average amount of the Borrowing Base for the preceding month) minus (B) an amount equal to the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month multiplied by (ii) 1.0% per annum or (2) if the Minimum Balance exceeds the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month: (i) (A) the Revolving Loan Limit (with the Borrowing Base being calculated based on the average amount of the Borrowing Base for the preceding month) minus (B) the Minimum Balance, multiplied by (ii) 1.20% per annum. The unused line fee (or, as applicable, the Maximum Cumulative Rate) shall be paid monthly in arrears on the last day of each month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(c) Reserved.

(d) Third Party Agent Fee. At any time there is a Third Party Agent, Borrower shall timely pay (or timely reimburse the paying Person for) such fees, costs and expenses of the Third Party Agent that are charged to (or incurred on behalf of) the Agent, any Lender or any Credit Party (or any of their Related Parties).

(e) Reserved.

(f) Origination Fee. Contemporaneous with Borrowers’ execution of this Agreement, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment, multiplied by (ii) one half of one percent (0.50%). All fees payable pursuant to this paragraph shall be due and payable and non-refundable as of the Closing Date.

(g) Deferred Revolving Loan Origination Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate or are permanently reduced for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Maturity Date, Borrowers shall pay to Agent on the date of such reduction, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount: two-and-a-half percent (2.5%) for the first year following the Closing Date, one-and-a-half percent (1.5%) for the second year following the Closing Date, and zero percent (0%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.

(h) Reserved.

(i) Reserved.

(j) Reserved.

(k) Audit Fees. Subject to Section 4.6, Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers.

(l) Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s (or, during any Third Party Agent Retention Period, the Third Party Agent’s) then current wire fee schedule (available upon written request of the Borrowers).

(m) Reserved.

(n) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(o) Automated Clearing House Payments. If Agent so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount.

Section 2.4 Reserved.

Section 2.5 Reserved.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b) During any Third Party Agent Retention Period, Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. During any Non-Third Party Agent Retention Period, the Borrower Representative shall maintain such Loan Account and shall make such books, records and Loan Account available to Agent and the Lenders upon request therefrom. Upon the request of any Third Party Agent upon the commencement of any Third Party Agent Retention Period, the Borrower Representative shall share such books and records of the Borrower Representative and such Loan Account with the Third Party Agent, and with respect to any discrepancies between the books, records or Loan Account of the Borrower Representative, on the one hand, and the books, records or Loan Account of any Lender, the Agent or the Third Party Agent, on the other hand, the books, records and Loan Account of such Lender, Agent or Third Party Agent shall govern and control in the absence of manifest error.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (1) taxes imposed on or measured by Agent’s or any Lender’s net income (however denominated), capital or net worth, branch profits taxes, and franchise taxes, in each case imposed by any jurisdiction (or subdivision thereof) under which Agent or such Lender is organized, conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) or, in the case of any Lender, in which its applicable lending office is located, (2) in the case of any Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office (except to the extent that, pursuant to this Section 2.8, amounts with respect to such taxes were payable to such Lender immediately before it changed its lending office), (3) in the case of any Lender that is not a Foreign Lender, any United States federal backup withholding tax and (4) taxes imposed under FATCA (all such excluded items, “Excluded Taxes”; all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.

(b) If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(c) Each Lender that is not U.S. person as defined in Section 7701(a)(30) of the Code and (A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Each Lender that is not a Foreign Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower and Agent on or prior to the date any prior form previously provided under this Section 2.8(c) becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.8(c) or from time to time if requested by Borrower or Agent. Each such Lender shall deliver to Agent and Borrower on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower or Agent) properly completed and executed originals of United States Internal Revenue Service Form W-9 certifying that such Lender is exempt from backup withholding. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States deductions or withholding (or any additions to Tax, penalties or interest with respect thereto) and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than solely as a result of a change in applicable Tax law. Without limiting the foregoing, each Lender shall timely provide any documentation reasonably requested by Borrower or Agent sufficient for Borrower and Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with applicable reporting requirements under FATCA.

(d) If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270)

days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(e) If any Lender requires compensation under Section 2.8(d), or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If Agent or a Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes for which it has been indemnified or with respect to which Borrower has paid additional amounts pursuant to Section 2.8(a), it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, under Section 2.8(a) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Agent or such Lender, agrees to repay to Agent or such Lender the amount paid over to Borrower in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Agent or Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Agent or Lender in a less favorable net after-tax position than the Agent or Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require the Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.9 Appointment of Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, and Borrowing Base Certificates, give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent and/or Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e) No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” shall mean such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10 Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a) Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c) Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.

(d) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e) Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

Section 2.11 Collections and Lockbox Account. Upon and after the Initial Third Party Agent Commencement Date and at all times thereafter (unless otherwise agreed to in writing by Agent during any Non-Third Party Agent Retention Period):

(a) Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and prior the end of the Lockbox Post-Closing Period shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require. Borrowers shall have directed each Account Debtor to make payments in respect of the Accounts (and shall use commercially reasonable efforts to ensure that all collections of Accounts are paid directly from such Account Debtors) (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day. During the Lockbox Post-Closing Period, Borrower shall ensure that an irrevocable standing wire instruction pursuant to which the Lockbox Bank agrees to transfer all funds from the Lockbox Account into the Payment Account at the end of each Business Day is in place.

(b) Reserved.

(c) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising from Agent’s gross negligence or willful misconduct.

(d) Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section 2.11 to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.

(e) To the extent that any collections of Accounts or proceeds from the disposition of other Collateral that is included in the Borrowing Base are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby immediately remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers. If any funds received by any Borrower are commingled with other funds of the Borrowers, or are required to be deposited to a Lockbox or Lockbox Account and are not so deposited within five (5) Business Days, then Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, a compliance fee equal to $500 for each day that any such conditions exist.

(f) Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g) Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than five percent (5%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary (or if Agent has any concerns with obtaining material nonpublic information by utilizing its own staff, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff charges shall be in accordance with Agent’s good faith business judgment (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(h) If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

Section 2.12 Termination; Restriction on Termination.

(a) Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b) Termination by Borrowers. Upon at least five (5) Business Days’ prior written notice (or such shorter period to which Agent may agree in its discretion) and pursuant to payoff documentation in form and substance reasonably satisfactory to Agent and Lenders, Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid all fees required pursuant to the terms of Section 2.2 in immediately available funds. Any notice of termination given by Borrowers shall be irrevocable unless (i) all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice or (ii) Borrowers indicate to Lender that, in connection with any equity or debt financing or change of control, that such financing or change of control has been delayed, in which case Borrowers shall provide a new date for such termination. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c) Effectiveness of Termination. All of the Obligations (other than inchoate indemnification obligations for which no claim has been asserted) shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations (other than inchoate indemnification obligations for which no claim has been asserted) have been discharged or paid, in full, in immediately available funds, including all Obligations under Section 2.2(g), resulting from such termination; provided that upon such payment in full this Agreement will automatically terminate and all Collateral shall be automatically released from the security interest created hereunder and under the other Financing Documents without any further action by any party. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its reasonable discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

(d) Partial Collateral Release. In respect of Collateral that is disposed of in a manner permitted hereunder, the security interest in such Collateral (but not in respect of Collateral not so disposed of) shall be automatically terminated upon such disposition without any further action by any party.

(e) Actions by Agent. Without limiting the foregoing clauses (a)-(d), Agent will, at the sole expense of Borrower, take such actions as may be reasonably requested by Borrower to evidence any of the foregoing releases set forth in clauses (c) and (d) above (including duly assigning, transferring and delivering to or at the direction of Borrower (without recourse and without any representation or warranty) such of the Collateral as may then be in the possession of Agent, together with any monies at the time held by Agent hereunder, and executing and delivering to Borrower a proper instrument or instruments, as reasonably requested, acknowledging the satisfaction and termination of this Agreement (in the case of clause (c) above) and the release of Liens hereunder and under the other Financing Documents.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power. Each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority, except for the filings necessary to perfect the Liens created by the Financing Documents and any necessary filings with the SEC, and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (ii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (ii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization. The authorized equity securities of each of the Credit Parties (other than Endologix) as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties (other than Endologix) are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Endologix) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Endologix) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party (other than Endologix), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than Endologix) of any equity securities of any such entity.

Section 3.5 Financial Information. All written information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents in all material respects the financial position of the Credit Parties (taken as a whole) as of such date, and with respect to financial statements delivered after the Closing Date, in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2016, a Material Adverse Effect has not occurred.

Section 3.6 Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed in writing to (a) during any Non-Third Party Agent Retention Period, subject to Section 4.19, Agent, and (b) during any Third Party Agent Retention Period, the Third Party Agent, in each case, there is no Litigation pending against, or to such Borrower’s knowledge threatened against, any Credit Party and which involves any reasonable likelihood of any judgment or liability of more than Two Million Dollars ($2,000,000) or that could reasonably be expected to result in a Material Adverse Effect. There is no Litigation pending which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8 No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act.

Section 3.11 Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates nor any direct or indirect parent of a joint venture (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement or any direct or indirect parent of a joint venture, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. All federal and material state, foreign and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and material state Tax returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred any material liability to the PBGC (other than for current premiums)

with respect to any employee Pension Plan. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; (ii) no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan; (iii) no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any Multiemployer Plan; and (iv) no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Operative Documents; Brokers. Except for fees payable to Agent and/or Lenders or as set forth on Schedule 3.15, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16 Reserved.

Section 3.17 Material Contracts. Except for the Operative Documents, the Convertible Note Documents, and the agreements set forth on Schedule 3.17, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:

(a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, in any case that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(b) no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including claims under CERCLA.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements, exclusive out-bound license or sublicense agreements, or other rights of any Credit Party to use any Material Intangible Asset (but excluding in-bound licenses of over-the-counter software that is commercially available to the public), as of the Closing Date and, as updated pursuant to Section 4.17, has been delivered to Agent. Except for Permitted Licenses, each Credit Party is the sole owner of its Intellectual Property free and clear of any Liens. Each Patent constituting a Material Intangible Asset is valid and enforceable and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property constituting a Material Intangible Asset violates the rights of any third party.

Section 3.20 Solvency. After giving effect to the Loan advances and the liabilities and obligations of each Borrower under the Operative Documents, each Borrower (after giving effect to all rights of such Borrower arising by virtue of Section 2.10(b) and any other rights of contribution or similar rights of such Borrower) is Solvent and the Credit Parties (taken as a whole) are Solvent; provided, however, that, for the avoidance of doubt, no such representation in this Section 3.20 is made in respect of any Immaterial Subsidiary.

Section 3.21 Full Disclosure. None of the written information (financial or otherwise) (other than projections, other forward-looking information and industry information) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Borrower’s reasonable best estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of the business conditions at the time such projections were made; provided, however, that Borrowers can give no assurance that such projections will be attained and the Agent and Lenders are hereby notified that the differences between projected results and actual results may be material.

Section 3.22 Interest Rate. The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents, or any of the Operative Documents.

Section 3.23 Subsidiaries. Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.24 Reserved.

Section 3.25 Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date, the date of delivery of the last Compliance Certificate delivered following the end of a fiscal quarter and any other subsequent date in which Borrower is requested to update such Schedules. All information set forth in each Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which Borrower is requested to update such certificate.

Section 3.26 SEC Documents. Endologix has filed all of the SEC Documents, within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. Endologix filed and made publicly available on the EDGAR on or prior to the date this representation is made, true, correct and complete copies of the SEC Documents. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) applicable to the SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR (and true, correct and complete copies of such amendment or supplement, if any, have been delivered to the Agent and the Lenders or their respective representatives) on or prior to the date this representation is made. Endologix has not received any written comments from the SEC staff that have not been resolved, to the knowledge of Endologix, to the satisfaction of the SEC staff.

Section 3.27 Financial Statements. As of their respective dates, the consolidated financial statements of Endologix and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of Endologix and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in Endologix’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in Endologix’s most recently filed quarterly report on Form 10-Q, was independent of Endologix pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States), and such firm was otherwise qualified to render such opinion under applicable Law and the rules and regulations of the SEC. There is no transaction, arrangement or other relationship between Endologix (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by Endologix in the SEC Documents that has not been so disclosed in the SEC Documents. Neither Endologix nor any of its Subsidiaries is required to file or will be required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which Endologix or any of its Subsidiaries is a party or by which Endologix or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to Endologix’s reports filed or made with the SEC under the Exchange Act. Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Financing Documents and any fees and expenses in connection therewith, (ii) liabilities accrued for in the latest balance sheet included in Endologix’s most recent periodic report (on Form 10-Q or Form 10-K) filed prior to the date this representation is made (the date of such balance sheet, the “Latest Balance Sheet Date”), (iii) liabilities incurred in the ordinary course of business consistent with past practice since the later of the (A) Closing Date and (B) the Latest Balance Sheet Date, and (iv) liabilities set forth on the Schedules to this Agreement, Endologix and its Subsidiaries do not have any other material liabilities (whether fixed or unfixed, known or unknown, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any action, claim, suit or proceeding with respect thereto is instituted). Since December 31, 2016, there has been no Material Adverse Effect or any event or circumstance which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All financial performance projections delivered to Agent or any Lender, including the financial performance projections delivered on or prior to the Closing Date, if any, represent Endologix’s and its Subsidiaries’ good faith estimate of future financial performance and are based on assumptions believed by Endologix and its Subsidiaries to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

ARTICLE 4 - AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports. From the Closing Date until the first date on which there is no more Credit Exposure (the period ending on such latest date, the “Reporting Period”), (i) Endologix shall timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file all reports required to be filed with the SEC pursuant to the Exchange Act, and Endologix shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination and (ii) the Borrowers shall deliver to Agent a Compliance Certificate with each of Endologix’s 10-Q and 10-K filings on the date such filing is made with the SEC. Each of such reports in Section 4.1(i) above will comply in all material respects with the applicable requirements of the Exchange Act and each of such reports in Section 4.1(i) above and such Compliance Certificate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements included in such reports will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and will fairly present in all material respects the consolidated financial position of the Borrowers and their Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods presented (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments). The Borrowers hereby agree that, so long as any Credit Exposure exists, the Borrowers shall send to Agent and the Lenders copies of (A) any notices and other information made available or given to the holders of the stock of Endologix generally, contemporaneously with the Borrowers making available or giving such notices and other information to such holders of Stock (it being understood and agreed that delivery shall be deemed to have occurred if such notices or other information is posted to EDGAR) and (B) all other documents, reports, financial data and other information not available on EDGAR (y) at all times, with respect to the Agent (other than any Third Party Agent during any Third Party Agent Retention Period) and the Lenders that does not contain any material nonpublic information of the Borrowers or their Subsidiaries, that Agent or any Lender may reasonably request and (z) with respect to the Third Party Agent during any Third Party Agent Retention Period, that the Third Party Agent may reasonably request. Each Borrower will deliver (i) during all periods (including any Non-Third Party Agent Retention Period and any Third Party Agent Retention Period), to Agent on each date that Endologix files a 10-Q or 10-K with the SEC, subject to Section 4.19, a duly completed Borrowing Base Certificate (Agent), (ii) (A) subject to Section 4.19, during any Non-Third Party Agent Retention Period, upon the request of Agent, to Agent, monthly, within fifteen (15) Business Days after the end of each such month, a duly completed Borrowing Base Certificate (Agent) and (B) during any Third Party Agent Retention Period, without request, to the Third Party Agent, monthly, within fifteen (15) Business Days after the end of each such month, a duly completed Borrowing Base Certificate (Third Party Agent), or (iii) upon the occurrence and continuance of an Event of Default, as frequently as requested by (A) during any Non-Third Party Agent Retention Period, subject to Section 4.19, Agent, deliver to Agent a duly completed Borrowing Base Certificate (Agent), and (B) during any Third Party Agent Retention Period, the Third Party Agent, deliver to the Third Party Agent, a duly completed Borrowing Base Certificate (Third Party Agent), in each case, together with such other information as required pursuant to this Agreement, signed by a Responsible Officer of the Borrower Representative, with (y) during any Non-Third Party Agent Retention Period, such listings, summary and other additional information to be limited to information that is not material nonpublic information unless expressly requested in writing by Agent, and (z) during any Third Party Agent Retention Period, aged listings of accounts receivable and accounts payable (by invoice date) and a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case, accompanied by such supporting detail and documentation as shall be requested by the Third Party Agent, in its reasonable discretion. In the case of any Borrowing Base Certificate (Agent) delivered on the date of Endologix’s filing of a 10-Q or 10-K, Endologix shall include in the 10-Q or 10-K, as the case may be, any material nonpublic information included in such Borrowing Base Certificate (Agent) that would not otherwise be included in such Form 10-Q or 10-K. Upon any Credit Party or any of its Subsidiaries becoming aware that any information in any Borrowing Base Certificate previously delivered to Agent (or any Third Party Agent, as applicable) or any Lender is inaccurate, incorrect, incomplete or misleading in any material respect, such Credit Parties shall (and shall cause their Subsidiaries to) (y) during any Non-Third Party Agent Retention Period, notify Agent in writing, and upon one (1) Business Day’s request by Agent thereafter, deliver to Agent an updated Borrowing Base Certificate (Agent) with such accurate, correct, complete and non-misleading information included therein (and to the extent such prior inaccurate, incorrect, incomplete or misleading information from the Borrowing Base Certificate (Agent) was included or filed with a 10-Q or 10-K, then, at Agent’s request, such information shall be filed by Endologix with the SEC in a Form 8-K) and (z) during any Third Party Agent Retention Period, deliver to the Third Party Agent an updated Borrowing Base Certificate (Third Party Agent) with such accurate, correct, complete and non-misleading information included therein (and to the extent such prior inaccurate, incorrect, incomplete or misleading information from the Borrowing Base Certificate (Third Party Agent) was included or filed with a 10-Q or 10-K, then, at Third Party Agent’s request, such information shall be filed by Endologix with the SEC in a Form 8-K). Upon the reasonable request of Agent or any Lender, subject to (other than with respect to the Third Party Agent during any Third Party Agent Retention Period) Section 4.19, the Credit Parties and their Subsidiaries shall promptly deliver to Agent or such Lender, as applicable, such additional business, financial, corporate affairs, perfection certificates, items or documents related to creation, perfection or priority of Agent’s Liens in the Collateral and other information as Agent or any Lender may from time to time reasonably request.

Section 4.2 Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due (including prior to the expiration of any applicable grace periods), all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a) and unless subject to a Permitted Contest, pay all amounts due and owing in respect of Taxes (including payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Subject to Section 5.6(a), each Borrower will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except, in the case of this clause (b), where a failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Each Borrower will keep, and will cause each Subsidiary to keep, all material tangible property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty events excepted; and make all necessary repairs and/or restore the affected property in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any.

(c) Each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood (if applicable), windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage, in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(d) On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent. Borrowers shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of a recent date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof (or 10 days in the case of nonpayment of premiums), (ii) upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer (or such longer period as Agent may agree in its reasonable discretion), a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) at least five (5) days (or such shorter period as Agent may agree in its reasonable discretion) prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required. Notwithstanding anything to the contrary in this Section 4.4(d), Borrowers shall not be required to name Agent on any workers compensation or D&O policy.

(e) In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement within five (5) Business Days of such request (unless an Event of Default has occurred and is continuing, in which case no such waiting period shall apply), Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.

Section 4.5 Compliance with Laws and Material Contracts. Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral which is part of the Borrowing Base.

Section 4.6 Inspection of Property, Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Borrower or any applicable Subsidiary, representatives of Agent and of any Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that, in the absence of a Default or an Event of Default, such rights pursuant to this Section 4.6 may be exercised (a) during reasonable business hours, (b) on at least two (2) Business Days advance written notice and (c) not more than twice per calendar year at the Borrowers’ expense; provided further that the restrictions set forth in clause (a) through (c) shall not apply during the existence and continuance of any Event of Default. Notwithstanding the foregoing, the Borrowers shall comply with (and coordinate with Agent and the Lenders and their representatives to make sure of compliance with) Section 4.19 in connection with any such inspection, examination, audit or analysis.

Section 4.7 Use of Proceeds. Borrowers shall use the proceeds of Revolving Loans solely (a) to pay transaction fees incurred in connection with the Financing Documents and for the payment in full on the Closing Date of certain existing Debt, (b) to refinance the Debt evidenced by the Existing ABL Credit Facility and the Existing ABL Debt Documents), and (c) general corporate purposes and for the working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8 Reserved.

Section 4.9 Notices of Litigation and Defaults.

(a) Reserved.

(b) Borrowers will give prompt written notice to (y) during any Non-Third Party Agent Retention Period, subject to Section 4.19, Agent and (z) during any Third Party Agent Retention Period, the Third Party Agent, in each case of clause (y) and clause (z) above, (i) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (ii) upon any Borrower becoming aware of the existence of any Default or Event of Default, (iii) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party, that could reasonably be expected to result in a Material Adverse Effect, (iv) if there is any infringement or written claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, (v) if there is any written claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property rights of others and an adverse resolution of such claim could reasonably be expected to have a Material Adverse Effect, and (vi) of all returns, recoveries, disputes and claims that involve more than $2,500,000. Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice could be required under this Section and all litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party as of the Closing Date.

(c) Borrower shall, and shall cause each Credit Party, to provide such further information (including copies of such documentation) as (i) at all times, subject to Section 4.19, Agent or any Lender, and (ii) during any Third Party Agent Retention Period, the Third Party Agent, in each case of clause (i) and clause (ii) above, shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above. From the date hereof and continuing through the termination of this Agreement, Borrower shall, and shall cause each Credit Party to, make available to (y) at all times, subject to Section 4.19, Agent and each Lender and (z) during any Third Party Agent Retention Period, the Third Party Agent, in each case of clause (y) and clause (z) above, without expense to Agent, any Third Party Agent or any Lender, in a commercially reasonable manner and in light of other obligations of such Persons, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender (or, as applicable, any Third Party Agent) may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender (or, as applicable, any Third Party Agent) with respect to any Collateral or relating to a Credit Party.

Section 4.10 Hazardous Materials; Remediation. If any release or disposal of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect shall occur or shall have occurred on any real property owned or leased by Borrower or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets to the extent such actions are required of Borrower or any Credit Party under applicable Environmental Laws and then as is necessary to comply with all Environmental Laws and Healthcare Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply, in all material respects, with each Environmental Law to the extent such Environmental Law requires Borrower or any Credit Party to perform actions at any real property in response to the release or threatened release of a Hazardous Material except as could not reasonably be expected to have a Material Adverse Effect

Section 4.11 Further Assurances.

(a) Each Borrower will, and will cause each Subsidiary (other than any such Subsidiary that is a Foreign Subsidiary or an Excluded Domestic Holdco), at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to the permitted priority of the Permitted Priority Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers (other than Foreign Subsidiaries and Excluded Domestic Holdcos) to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.

(b) Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record and which contains customary indemnifications in favor of Borrowers, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Upon the request of Agent, Borrowers (A) shall use commercially reasonable efforts to obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base and (B) shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where the books and records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located (unless such books and records are also located at another business location that is subject to landlord’s or mortgagee agreement in favor of Agent), which agreement or letter, in each case of clauses (A) and (B), shall be reasonably satisfactory in form and substance to Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located unless a failure to perform would not give a third party party to such lease a right to terminate such lease or agreement prior to the expiration thereof.

(d) Promptly after the formation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary (but in any event (A) within fifteen (15) days thereof for any Subsidiary that is not an Immaterial Subsidiary and (B) within thirty (30) days thereof for any Immaterial Subsidiary), Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all (with respect to a domestic Subsidiary that is not an Excluded Domestic Holdco) or 65% (with respect to a Foreign Subsidiary of a United States entity (other than an Excluded Domestic Holdco)) of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for such certificates, if any, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than a Foreign Subsidiary or Excluded Domestic Holdco) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject only to the permitted priority of the Permitted Priority Liens) on all real and personal property of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens (subject only to the permitted priority of the Permitted Priority Liens) are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than a Foreign Subsidiary or Excluded Domestic Holdco) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary (other than a Foreign Subsidiary or Excluded Domestic Holdco) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent (clauses (i) through (iv), collectively, the “Joinder Requirements”).

Section 4.12 Reserved.

Section 4.13 Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower Representative to perform the same and Borrowers have failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower Representative to perform the same and Borrowers have failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 Borrowing Base Collateral Administration.

(a) All data and other information relating to Accounts and other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.

(b) Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the Initial Third Party Agent Commencement Date (and thereafter so long Section 2.11 is applicable at such time) that directs each Account Debtor to make payments into the Lockbox (unless such written notice has previously been provided and such Lockbox has not since changed from the date of receipt of such notice), and hereby authorizes Agent (or, as applicable, the Third Party Agent), upon Borrowers’ failure to send such notices within thirty (30) days after the date of this Agreement (or thirty (30) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Agent (including any Third Party Agent during any Third Party Agent Retention Period) reserves the right to notify Account Debtors during the continuance of an Event of Default that Agent has been granted a Lien upon all Accounts.

(c) As of the last day of Endologix’s fiscal year, Borrowers will conduct a physical count of the Inventory at least once per year (or more frequently as Agent may reasonably request during the continuance of any Event of Default), and (i) during any Non-Third Party Agent Retention Period, in the case of a fiscal year-end count of the Inventory, on the date Endologix files its 10-K for such fiscal year, and in any other case subject to Section 4.19, Borrowers shall provide to Agent or (ii) during any Third Party Agent Retention Period, on the date that is the earlier of (a) within forty-five (45) Business Days of completing such physical count and (B) the date Endologix files its 10-K for such fiscal year, Borrowers shall provide to the Third Party Agent, in each case of clause (i) and clause (ii) above, a written accounting of such physical count in form and substance reasonably satisfactory to Agent. Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition. In addition to the foregoing, no more than once per calendar year (or more frequently as Agent may reasonably request during the continuance of any Event of Default), Agent may require Borrowers to obtain and (y) during any Non-Third Party Agent Retention Period, subject to Section 4.19, deliver to Agent, and (z) during any Third Party Agent Retention Period, deliver to the Third Party Agent, in each case of clause (y) and clause (z) above, appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent (or, as applicable, the Third Party Agent) stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries.

(d) In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and (i) during any Non-Third Party Agent Retention Period, subject to Section 4.19, deliver to Agent, or (ii) during any Third Party Agent Retention Period, deliver to the Third Party Agent, in each case of clause (i) and clause (ii), appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent (or, as applicable, the Third Party Agent) stating the then current fair market values of all or any portion of the Collateral; provided, however, that, so long as no Event of Default has occurred and is continuing, Borrowers shall not be required deliver more than one (1) appraisal report to Agent (or, as applicable, the Third Party Agent) per fiscal year.

(e) Each Borrower will use commercially reasonable efforts to at all times keep its furniture, fixtures and equipment in good repair and physical condition. In addition to the foregoing, from time to time, Agent (including, during any Third Party Agent Retention Period, the Third Party Agent) may require Borrowers to obtain and (i) subject to Section 4.19, deliver to Agent, or (ii) during any Third Party Agent Retention Period, deliver to the Third Party Agent, in each case of clause (i) and clause (ii), appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent (or, as applicable, the Third Party Agent) stating the then current fair market values of all or any portion of furniture, fixtures and equipment owned by each Borrower or any Subsidiaries.

Section 4.15 Schedule and Perfection Certificate Updates. Subject to Section 4.19 (other than, with respect to the Third Party Agent, during any Third Party Agent Retention Period), Borrower shall, in the event of any information in the Schedules becoming outdated, inaccurate, incomplete or misleading in any material respect, deliver to Agent, together with the next Compliance Certificate required to be delivered pursuant to Section 4.1 after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information; provided, however, (i) with respect to any proposed updates to the Schedules involving Permitted Liens, Permitted Debt or Permitted Investments, Agent will replace the respective Schedule attached hereto with such proposed update only if such updated information is consistent with the definitions of and limitations herein pertaining to Permitted Liens, Permitted Debt or Permitted Investments and (ii) with respect to any proposed updates to such Schedule involving other matters, Agent will replace the applicable portion of such Schedule attached hereto with such proposed update upon Agent’s approval thereof. Within five (5) Business Days after Endologix’s filing of its 10-K or 10-Q, as the case may be, the Credit Parties and their Subsidiaries shall deliver to (y) during any Non-Third Party Agent Retention Period, Agent, or (z) during any Third Party Agent Retention Period, the Third Party Agent, in each case of clause (y) and clause (z) above, an updated Perfection Certificate, as of the date of such filing (provided that Endologix shall include in the 10-Q or 10-K, as the case may be, any material nonpublic information included in the Perfection Certificate delivered during any Non-Third Party Agent Retention Period (or delivered to Agent (other than the Third Party Agent) or any Lender at any time) that would not otherwise be included in such 10-Q or 10-K).

Section 4.16 Intellectual Property and Licensing.

(a) Within five (5) Business Days after Endologix’s filing of its 10-K and 10-Q, as the case may be, to the extent (A) Borrower acquires and/or develops any new Registered Intellectual Property, or (B) Borrower enters into or becomes bound by any additional in-bound license or sublicense agreement, any additional exclusive out-bound license or sublicense agreement or other agreement with respect to rights in Intellectual Property constituting a Material Intangible Asset (other than over-the-counter software that is commercially available to the public), or (C) there occurs any other change in Borrower’s Registered Intellectual Property, in-bound licenses or sublicenses or exclusive out-bound licenses or sublicenses from that listed on the Perfection Certificate that could reasonably be expected to result in a Material Adverse Effect, deliver to (i) during a Non-Third Party Agent Retention Period, Agent, and (ii) during a Third Party Agent Retention Period, the Third Party Agent, in each case of clause (i) and clause (ii) above, an updated Perfection Certificate reflecting such updated information. Upon the request of Agent, within five Business Days, such Borrower shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as Agent may request to evidence Agent’s security interest in any Intellectual Property owned by such Borrower, including any copyright, patent or trademark and the goodwill and general intangibles of such Borrower relating thereto or represented thereby. Such Borrower will take all actions that are necessary or reasonably requested by Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation of all material Intellectual Property owned by it.

(b) Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets. Borrower shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Borrower shall at all times conduct its business without infringement of any Intellectual Property rights of others, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets, or of a claim of infringement by Borrower on the Intellectual Property rights of others which could reasonably be expected to result in a Material Adverse Effect; and (iii) not allow any of Borrower’s Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable. Borrower will notify (A) during any Non-Third Party Agent Retention Period, subject to Section 4.19, Agent, and (B) during any Third Party Agent Retention Period, the Third Party Agent, in each case of clause (A) and clause (B) above, promptly if it knows, or has reason to know, that any application or registration relating to any Intellectual Property owned by such Borrower may become unenforceable, invalidated, forfeited, abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Borrower’s ownership of, or the validity of, any such material Intellectual Property or such Borrower’s right to register the same or to own and maintain the same, that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.17 Regulatory Reporting and Covenants. (a) During any Non-Third Party Agent Retention Period, at any time after the Agent or any Lender has notified Borrower Representative in writing that it desires to receive such information until the Agent or such Lender notifies Borrower Representative in writing that it again desires not to receive such information, subject to Section 4.19, Borrowers shall notify Agent and each Lender, or (b) during any Third Party Agent Retention Period, at all times, Borrowers shall notify the Third Party Agent, in each case of clause (a) and clause (b) above, promptly (and in any event within five (5) Business Days) of receiving, becoming aware of or determining that (each, a “Regulatory Reporting Event” and collectively, the “Regulatory Reporting Events”): (i) any Governmental Authority, specifically including the FDA is conducting or has conducted (A) if applicable, any of Borrower’s or its Subsidiaries’ manufacturing facilities and processes for any Product, which investigation has disclosed any material deficiencies or violations of Laws and/or the Regulatory Required Permits related to such thereto or (B) an investigation or review of any Regulatory Required Permit (other than routine reviews in the Ordinary Course of Business associated with the renewal of a Regulatory Required Permit and which could not reasonably be expected to result in a Material Adverse Effect), (ii) development, testing, and/or manufacturing of any Product or provision of any service that is material to the business of Borrower or its Subsidiaries should cease, (iii) if a Product that is material to the business of the Borrower or its Subsidiaries has been approved for marketing and sale, any marketing or sales of such Product should cease or such Product should be withdrawn from the marketplace, (iv) any Regulatory Required Permit that is material to the business of the Borrower or its Subsidiaries has been revoked or withdrawn, (v) adverse clinical test results with respect to any Product which have or could reasonably be expected to result in a Material Adverse Effect, (vi) any Product recalls or voluntary Product withdrawals from any market (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger recall), which have or could reasonably be expected to result in a Material Adverse Effect or (vii) any significant failures in the manufacturing of any Product such that the amount of such Product successfully manufactured in accordance with all specifications thereof and the required payments to be made to Borrower therefor in any month shall decrease significantly with respect to the quantities of such Product and payments produced in the prior month, in each case, which could reasonably be expected to result in a Material Adverse Effect. Borrower shall provide to Agent or any Lender such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any such Regulatory Reporting Event.

Section 4.18 Reserved.

Section 4.19 Announcing Form 8-K. At or prior to 5:30 a.m. (New York City time) on the fourth (4th) Business Day following the Closing Date, Endologix shall file a Form 8-K with the SEC describing the terms of the transactions contemplated by the Financing Documents and the Term Credit

Agreement and including as exhibits to such Form 8-K this Agreement (including the schedules and exhibits hereto) and the Term Credit Agreement and the other agreements and instruments required to be filed pursuant to Section 5.1(q) of the Term Credit Agreement (such Form 8-K, the “Announcing Form 8-K”). Subject to the foregoing, no Borrower or its Subsidiaries shall issue any press releases or any other public statements with respect to the transactions contemplated by any Financing Document or disclosing the name of Agent or any Lender; provided, however, that Endologix shall be entitled, without the prior approval of Agent or any Lender, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith and (ii) as is required by Applicable Law and regulations (provided that each of the Agent and Lenders shall be consulted by Endologix in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof other than filings required by the Exchange Act to be made with the SEC, which Endologix may make without such consultation or notice). From and after Endologix’s filing of the Announcing Form 8-K, neither Agent nor any Lender shall be (or shall be deemed to be) in possession of any material nonpublic information received from the Borrowers or any of their respective Subsidiaries or Affiliates or any of its or their respective officers, directors, employees, attorneys, representatives or agents, except, with respect to the Third Party Agent, during any Third Party Agent Retention Period, information (other than any Borrowing Base Certificate (Agent)) provided solely to the Third Party Agent as and to the extent required hereby. Each Borrower shall not, and shall cause each of its Subsidiaries and Affiliates and its and each of their respective officers, directors, employees, attorneys, representatives and agents (it being understood and agreed that the Third Party Agent is not an agent, employee, attorney or representative of any Borrower, its Subsidiaries or its Affiliates) to not, provide Agent or any Lender with any material nonpublic information regarding the Borrowers or any of their Subsidiaries or Affiliates from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of Agent or such Lender; provided, however, that a Borrower may provide material nonpublic information to the Third Party Agent during any Third Party Agent Retention Period as and to the extent required hereby. Each of the parties hereto acknowledges and agrees that no Lender or Agent nor any Affiliate of any Lender or Agent (other than a Third Party Agent, except with respect to any Borrowing Base Certificate (Agent)) shall be deemed to be in possession of any material nonpublic information provided to any Third Party Agent unless and until such Third Party Agent actually provides such information (other than any Borrowing Base Certificate (Agent)) to such Lender, Agent or Affiliate thereof (as applicable); and the Borrowers agree not to assert any contrary position. Each Borrower hereby acknowledges and agrees that neither Agent nor any Lender (nor any of Agent or such Lender’s Affiliates) (other than, except for any Borrowing Base Certificate (Agent), any Third Party Agent or its Affiliates) shall have any duty of trust or confidence with respect to any material nonpublic information regarding the Borrowers or any of their respective Subsidiaries or Affiliates provided by, or on behalf of, the Borrowers or any of their respective Subsidiaries or Affiliates, or any of its or their respective officers, directors, employees, attorneys, representatives or agents, in violation of the foregoing covenant or otherwise in violation of this Section 4.19. Notwithstanding anything to the contrary herein or in any other Financing Document, other than with respect to notices or communications (other than any Borrowing Base Certificate (Agent)) made to the Third Party Agent (but not any other Agent or any Lender) during any Third Party Agent Retention Period, in the event that a Borrower believes that a notice or communication to any such Agent or any Lender (including any Borrowing Base Certificate (Agent)) contains material nonpublic information relating to the Borrowers or any other Credit Party or any of their Affiliates or Subsidiaries (other than material nonpublic information being contemporaneously publicly disclosed through the filing with the SEC of a Form 8-K, 10-K or 10-Q or issuance of a broadly disseminated press release, in any such case as identified to the Agent or such Lender, as applicable), such Borrower shall so indicate to the Agent or such Lender contemporaneously with delivery of such notice or communication (including any Borrowing Base Certificate (Agent)), and such indication shall provide the Agent (other than a Third Party Agent) or such Lender the means to refuse to receive such notice or communication; and in the absence of any such indication, the Agent or such Lender (as applicable) shall be allowed to presume that all matters relating to such notice or communication (including any Borrowing Base

Certificate (Agent)) do not constitute material nonpublic information relating to the Borrowers, any other Credit Party or any of their Affiliates or Subsidiaries, or any of their respective property or Stock. Upon receipt or delivery by any Credit Party or any of its Subsidiaries of any notice or other communication in accordance with the terms of the Financing Documents, unless the Borrowers have in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Borrowers or any Credit Party or any of their Affiliates or Subsidiaries or their respective property or Stock (and other than information (except any Borrowing Base Certificate (Agent)) delivered to the Third Party Agent during any Third Party Agent Retention Period)), Endologix shall, within one Business Day after any such receipt or delivery publicly disclose the material, nonpublic information contained in the notice or communication; provided however, that Endologix shall in no event be obligated to make public disclosure of any material nonpublic information contained in any Borrowing Base Certificate (Agent) delivered at the request of Agent or any Lender in accordance herewith (other than, for the avoidance of doubt, a Borrowing Base Certificate (Agent) delivered in connection with the filing of a 10-Q or 10-K). In the event of a breach of any of the foregoing covenants by any Borrower or any of its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents (it being understood and agreed that the Third Party Agent is not an agent, employee, attorney or representative of any Borrower, its Subsidiaries or its Affiliates), in addition to any other remedies provided in the Financing Documents or otherwise available at law or in equity, Agent and the Lenders shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of the applicable material nonpublic information regarding the Borrowers or its Subsidiaries or Affiliates without the prior approval by any Borrower or its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and neither Agent nor any Lender shall have any liability to any Borrower, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, equityholders, attorneys, representatives or agents for any such disclosure.

Section 4.20 Regulatory Required Permits. Borrowers shall, and shall cause each Credit Party to, obtain all Regulatory Required Permits necessary for compliance in all material respects with Laws with respect to testing, manufacturing, developing, selling or marketing of Products and shall, and shall cause each Credit Party to, maintain and comply fully and completely in all respects with all such Regulatory Required Permits, the noncompliance with which could have a Material Adverse Effect.

Section 4.21 Term Debt Documents. With respect to the Term Debt Documents, to the extent any of the Term Lenders (or their Affiliates) are not the Agent under this Agreement (but regardless for purpose of the Convertible Note Documents), the Borrowers shall, within two Business Days after delivery by a Credit Party or receipt or knowledge thereof, provide written notice to Agent of any default or event of default under any of the Term Debt Documents or any of the Convertible Note Documents, and of any amendments, restatements, supplements, waivers or other modifications to (or any consents to any events or actions under) any of the Term Debt Documents or any of the Convertible Note Documents or any prepayment of any of the Debt thereunder.

Section 4.22 Post-Closing Items. Each Credit Party shall execute and deliver the documents and complete the tasks set forth on Schedule 4.22, in each case, within the time limits specified therein (or such longer period agreed to by Agent in its sole discretion).

Section 4.23 Immaterial Subsidiary. Until the requirements in clause 4 of Schedule 4.22 (and Section 4.22) are satisfied, such applicable Subsidiary shall at all times remain an Immaterial Subsidiary.

ARTICLE 5 - NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt; Contingent Obligations. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2 Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4 Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary, other than (1) the Financing Documents and the Term Debt Documents, (2) an encumbrance or restriction consisting of customary non-assignment provisions in leases or licenses entered into in the Ordinary Course of Business, (3) customary provisions in joint venture agreement and other similar agreements that restrict the transfer of ownership interests in such joint ventures or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage) of the applicable joint venture , which limitation is applicable only to the assets that are the subject of such agreements; provided that such agreement was not entered into in contravention of the terms of the Financing Documents, or (4) limitations set forth in Subordinated Debt (if acceptable to the Agent in its sole discretion).

Section 5.5 Payments and Modifications of Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and permitted under the Subordination Agreement,

(b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement;

(c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto;

(d) declare, pay or make any payment in respect of the 3.25% Convertible Notes or the 2.25% Convertible Notes, except for: (i) regularly scheduled payments of interest and principal as set forth in the applicable Convertible Note Documents (in addition to allowing any cash payments at maturity of the applicable 3.25% Convertible Notes and the 2.25% Convertible Notes, such amounts may also be paid in the applicable Stock of Endologix or through any other conversion feature that does not effectively cause more payments to be made at maturity thereof than the cash principal payments currently provided for in the applicable Convertible Note Documents as of the Closing Date), (ii) in connection with any Permitted 3.25% Convertible Note Refinancing, (iii) the issuance of shares of common stock of Endologix in connection with any conversion of the 3.25% Convertible Notes, the 2.25% Convertible Notes or any convertible notes that are not Disqualified Stock issued in a Permitted 3.25% Convertible Note Refinancing, and any cash solely in lieu of fractional shares (but no other cash settlement (other than as otherwise permitted by this clause (d)), (iv) payments and conversions (other than for any Disqualified Stock) made in connection with the repurchase (whether for cash, upon exchange and/or for other consideration), redemption and retirement in respect of the 2.25% Convertible Notes or 3.25% Convertible Notes in a single or series of related transactions; provided that (A) no Event of Default exists at the time such payments are made or would exist immediately after giving effect thereto and (B) such cash payments are made solely (I) with proceeds received by Endologix from the issuance of its common Stock after the Closing Date for the purpose of making such payment, (II) regarding the 2.25% Convertible Notes, with the proceeds of the Loans made hereunder or the proceeds of advances made under the Term Credit Agreement and (III) regarding the 3.25% Convertible Notes, with the proceeds of Debt raised in a Permitted 3.25% Convertible Note Refinancing, with the proceeds of the Loans made hereunder or with the proceeds of advances made under the Term Credit Agreement, and (e) if the foregoing conditions do not otherwise permit such payment, then, with the express prior written consent of the Agent (which may be withheld in its sole discretion), payments in connection with the retirement, redemption and repurchase of the 2.25% Convertible Notes or the 3.25% Convertible Notes;

(e) amend or otherwise modify the terms of any such Debt referred to in clause (d) above (other than with respect to 3.25% Convertible Notes, in connection with a Permitted 3.25% Convertible Note Refinancing) if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt if in any way adverse to the Agent or the Lenders, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment provisions of such Debt or any of the defined terms related thereto in a manner adverse to Agent or the Lenders, or (v) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrowers, any Subsidiaries, Agent or Lenders; provided, however, that the foregoing shall not restrict any changes expressly required under the terms of the 3.25% Convertible Notes as in effect on the Closing Date, the 2.25% Convertible Notes as in effect as of the Closing Date or any changes that are expressly permitted to be made hereunder in connection with a Permitted 3.25% Convertible Note Refinancing, or any changes expressly required under any indenture governing any Permitted 3.25% Convertible Note Refinancing that satisfies the conditions and requirements set forth in the definition of “Permitted 3.25% Convertible Note Refinancing”. Borrowers shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof; or

(f) amend or otherwise modify the terms of any Term Debt Documents, except as permitted by Section 5.17;

Section 5.6 Consolidations, Mergers and Sales of Assets; Change in Control.

(a) No Borrower will, or will permit any Subsidiary to, directly or indirectly consolidate,merge or amalgamate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except (a) a Subsidiary that is not a Credit Party may merge into any Credit Party or any Subsidiary of a Credit Party (provided that, to the extent such Subsidiary that is not a Credit Party has its equity pledged to Agent, then any Person it merges with must also have its equity pledged to Agent by at least the same percentage), (2) a Subsidiary that is a Credit Party may merge into any other Credit Party (provided that, (y) to the extent such Subsidiary being merged has its equity pledged to Agent, then any Person it merges with must also have its equity pledged to Agent by at least the same percentage and (z) to the extent Endologix is part of such transaction, Endologix must be the surviving Person), (3) any Subsidiary of Endologix (other than, for the avoidance of doubt, Endologix) may liquidate or dissolve if (i) Endologix determines in good faith that such liquidation or dissolution is in the best interests of Endologix and it is not materially disadvantageous to the Agent or the Lenders and (ii) to the extent such Subsidiary is a Guarantor, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution, and (4) Permitted Acquisitions. Endologix shall not permit Endologix to establish or form any Subsidiary, unless such Subsidiary complies with Section 4.11(d)), if applicable, and such Subsidiary (other than any such Subsidiary that is a Foreign Subsidiary or an Excluded Domestic Holdco) executes and/or delivers all other documents, agreements and instruments reasonably requested by Agent or the Required Lenders to perfect a Lien in favor of Agent (for the benefit of the Agent and the Lenders) on such Subsidiary’s (other than any such Subsidiary that is a Foreign Subsidiary or an Excluded Domestic Holdco) assets and to make such Subsidiary (other than any such Subsidiary that is a Foreign Subsidiary or an Excluded Domestic Holdco) a Guarantor under the Financing Documents.

(b) No Borrower will, or will permit any Subsidiary to, directly or indirectly consummate any Asset Dispositions other than Permitted Asset Dispositions.

(c) No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor.

Section 5.7 Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) except as otherwise permitted pursuant to clause (k) of the definition of Permitted Investments, engage or enter into any agreement to engage in any joint venture or partnership with any other Person;

(b) make or enter into any agreement to make an Acquisition other than Permitted Acquisitions;

(c) without limiting the foregoing with respect to Acquisitions, acquire or enter into any agreement to acquire any other assets other than in the Ordinary Course of Business or as otherwise permitted under the definition of Permitted Investments; or

(d) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.

Section 5.8 Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8, and except for transactions that contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower that is not itself a Credit Party.

Section 5.9 Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10 Modification of Certain Agreements. Except as permitted by Section 5.5, no Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; provided however that the foregoing shall not restrict any changes expressly required under the terms of the 2.25% Convertible Notes as of the Closing Date, the 3.25% Convertible Notes as of the Closing Date, or any indenture governing any Permitted 3.25% Convertible Note Refinancing that satisfies the conditions and requirements set forth in the definition of “Permitted 3.25% Convertible Note Refinancing”; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of Agent).

Section 5.11 Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto. No Borrower will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including the amount and timing of finance charges, fees and write-offs).

Section 5.12 Excluded Foreign Subsidiaries; Joint Ventures.

(a) No Borrower will, or will permit any Subsidiary (other than a Foreign Subsidiary) to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person other than a Credit Party.

(b) No Borrower will, or will permit any Subsidiary to enter into or own any interest in a joint venture that is not itself a corporation or limited liability company or other legal entity in respect of which the equity holders are not liable for the obligations of such entity as a matter of law.

Section 5.13 Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14 Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrowers’ employees and identified to Agent by the Borrower Representative as such, (ii) zero balance accounts; provided that such accounts have been identified to Agent by the Borrower Representative as such, (iii) such other petty cash deposit accounts, amounts on deposit in which do not exceed $100,000 in the aggregate at any one time, (iv) escrow, trust and fiduciary accounts, (v) each account of Excluded Foreign Subsidiaries, (vi) deposit account #XXXXX7912 of TriVascular Canada LLC at Bank of Montreal;

provided the aggregate amount on deposit in such deposit account(s) does not exceed 1,000,000 Canadian dollars at any time, (vii) the Bank of America Cash Collateral Account, and (viii) the L/C Cash Collateral Accounts (such accounts in clauses (i) through (viii), the “Excluded Accounts”)) as of and after the Closing Date; provided that (x) the Credit Parties shall have until the date that is forty-five (45) days following the Closing Date or the closing date of any Permitted Acquisition, as applicable (or such later date as may be agreed to by Agent in its sole reasonable discretion) to comply with the provisions of this Section 5.14 with regard to such accounts (other than Excluded Accounts) of the Credit Parties existing on the Closing Date or acquired in connection with such Permitted Acquisition, as applicable, (y) until the earlier of the date of (A) the date that any Person (other than the Merrill Lynch branch where the Merrill Lynch Securities Account is maintained) has a Lien on or “control (as defined in the UCC) (including by way of a Deposit Account Control Agreement or a Securities Account Control Agreement) of the Merrill Lynch Securities Account and (B) on or after September 1, 2017, the date that the Merrill Lynch Securities Account has any cash, Cash Equivalents or other assets with a value in excess of $0, the Credit Parties shall not be required to enter into a Deposit Account Control Agreement or a Securities Account Control Agreement in respect of the Merrill Lynch Securities Account as long as the Borrowers do not deposit any additional funds, amounts or other assets of any kind into such Merrill Lynch Securities Account after the Closing Date and as long as promptly upon the maturity of each tranche of the securities and Cash Equivalents in such Merrill Lynch Securities Account, the Borrowers shall transfer the applicable amount of cash invested in such matured tranche of securities or Cash Equivalents to a deposit account or securities account over which the Agent has “control” for UCC purposes under a Deposit Account Control Agreement or a Securities Account Control Agreement in favor of the Agent covering such deposit account or securities account and (z) for deposit accounts, securities accounts and commodities accounts opened after the Closing Date, the Credit Parties shall have until the date that is thirty (30) days following the opening of any such new account (or such later date as may be agreed to by Agent in its sole reasonable discretion) to comply with this Section 5.14. As of the end of the last Business Day of each calendar month, the Borrowers shall have at least $10,000,000 of cash and Cash Equivalents maintained in the deposit accounts or securities accounts of the Borrowers subject to Deposit Account Control Agreements or Securities Account Control Agreement, respectively, in each case, reasonably satisfactory to Agent (or, to the extent in compliance, and in accordance, with the provisions in this Section 5.14, in the Merrill Lynch Securities Account) in compliance with the foregoing provisions of this Section 5.14, and, upon written request by the Agent, the Borrowers shall provide Agent with written evidence reasonably satisfactory to the Agent as of such Business Day or the next Business Day showing compliance therewith.

Section 5.15 Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16 Change in Accounting. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party.

Section 5.17 Intercreditor Agreement. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (A) make any payment, or take any action, with respect to the Term Debt that is in violation or breach of the Intercreditor Agreement, if applicable; (B) make any amendment, restatement, supplement or modification of any Term Debt Document in violation or breach of the Intercreditor Agreement, if applicable; or (C) join any Subsidiary or any Affiliate of any Credit Party as a borrower, guarantor or obligor, or have such Person pledge or grant a Lien on any of its property or assets, under the Term Debt Documents, unless, in each case, the same Person becomes a Credit Party in the same capacity (and/or pledges and grants Liens on the same property or assets (and with no Person having priority in between the Liens granted under the Term Debt Documents and the Liens granted under the Financing Documents in connection with this Section 5.17)) under the Financing Documents and such Person executes and delivers such agreements, instruments and documents reasonably requested by Agent to effectuate any of the foregoing.

Section 5.18 Anti-Layering. Notwithstanding anything to the contrary in this Agreement or in any other Financing Documents, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, create, incur or suffer to exist any Debt which is subordinated or junior (either in respect of Lien priority or in right of payment or any combination thereof) to any of the Term Debt unless such Debt is expressly subordinated or junior to the Obligations (both in terms of Lien priority and in right of payment) on terms and conditions acceptable to Agent and the Lenders; it being understood and agreed that the foregoing shall in no way limit the incurrence of unsecured Debt otherwise permitted hereunder that is not payment subordinated to the Term Debt when not also payment subordinated to the same extent to the Obligations.

ARTICLE 6 - FINANCIAL COVENANTS

Section 6.1 Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:

“Defined Period” means, for purposes of calculating the minimum Net Revenue for each fiscal quarter of Endologix, beginning with the fiscal quarter ending June 30, 2017, the preceding twelve (12) month period ending on the last day of such fiscal quarter.

“Net Revenue” means, for any period, (a) Borrowers’ gross revenues during such period, less (b)(i) trade, quantity and cash discounts allowed by Borrowers, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price, (iii) product returns and allowances, (iv) allowances for shipping or other distribution expenses, (v) set-offs and counterclaims, and (vi) any other similar and customary deductions used by Borrower in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP and in the Ordinary Course of Business.

Section 6.2 Minimum Net Revenue. Borrowers shall not permit their consolidated Net Revenue for any applicable Defined Period, as tested quarterly, to be less than the minimum amount set forth on Schedule 6.2 for such Defined Period.

Section 6.3 Evidence of Compliance. Borrowers shall furnish to Agent (or, as applicable, the Third Party Agent) a Compliance Certificate in accordance with Section 4.1 as evidence, among other things, of Borrowers’ compliance with the covenants in this Article 6 and evidence that no Event of Default specified in this Article 6 has occurred. Subject to (other than, with respect to the Third

Party Agent, during any Third Party Agent Retention Period) Section 4.19, upon Agent’s request, the Compliance Certificate shall include (a) a statement and report, on a form approved by Agent, detailing Borrowers’ calculations, (b) bank statements, and (c) back-up documentation (including invoices, receipts and other evidence of costs incurred during such month as Agent shall reasonably require) evidencing the propriety of the calculations.

ARTICLE 7 - CONDITIONS

Section 7.1 Conditions to Closing. The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the Closing Checklist prepared by Agent or its counsel, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:

(a) [reserved];

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) since December 31, 2016, the absence of any Material Adverse Effect;

(d) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date;

(e) the (i) executed payoff letter evidencing the payoff of all Debt under the Existing ABL Credit Facility and all other Existing ABL Debt Documents and all other Debt owed to MidCap Financial Trust or its Affiliates by any Credit Party or any of its Subsidiaries, the termination of all revolving commitments and lines of credit and other products and services provided thereunder and the termination and release of all Liens granted thereunder or thereto, and (B) release and termination documents evidencing such termination of all such Liens (including UCC-3 termination statements) and (ii) Existing ABL Agent and Existing ABL Lenders shall have taken all actions and made all recordings and filings to effectuate the foregoing, or shall have given Borrowers and/or Agent the authority to do so, as requested by Agent and the Lenders; and

(f) Agent shall have received the Term Debt Documents, which shall be in form and substance reasonably satisfactory to the Agent and the Lenders and the Agent and the Lenders shall have received evidence reasonably satisfactory to them that all conditions set forth in the Term Debt Documents to make such documents effective and closed and to fund loans thereunder have been satisfied in all respects.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan, is subject to the satisfaction of the following additional conditions:

(a) receipt by Agent of (i) a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and (ii) (A) prior to the Initial Third Party Agent Commencement Date in connection with the Notice of Borrowing for the first Loan borrowing hereunder, a Borrowing Base Certificate (Agent) using the most recent available amounts that are not material nonpublic information, (B) during a Non-Third Party Agent Retention Period (other than the circumstance covered in Section 7.2(a)(i)(A) directly above), if requested by Agent within one Business Day of receipt of the Notice of Borrowing, an updated Borrowing Base Certificate (Agent), and (C) during a Third Party Agent Retention Period, an updated Borrowing Base Certificate (Third Party Agent);

(b) (i) the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit and (ii) a representation providing the same shall be included in the Notice of Borrowing for such borrowing;

(c) in the case of the initial borrowing of the Revolving Loans, subject to Section 4.22, receipt by Agent of Deposit Account Control Agreements for all Deposit Accounts and Securities Account Control Agreements for all Securities Accounts (in each case, other than Excluded Accounts and the Merrill Lynch Securities Account in accordance with, and subject to the limitations set forth in, Section 5.14) and, on and after the Initial Third Party Agent Commencement Date, evidence reasonably satisfactory to Agent (or, as applicable, the Third Party Agent) that the Borrowers are in compliance with all requirements of Section 2.11;

(d) the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(e) for Loans made after the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(f) the fact that no Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Credit Party is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Credit Party is organized.

ARTICLE 8 – REGULATORY MATTERS

Section 8.1 Reserved.

Section 8.2 Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make credit accommodations contemplated hereby, Borrowers hereby represent and warrant that, except as disclosed in Schedule 8.2(b), the following statements are true, complete and correct in all material respects (without giving effect to any double materiality) as of the date hereof, and Borrowers hereby covenant and, subject to (other than, with respect to the Third Party Agent, during any Third Party Agent Retention Period) Section 4.19, agree to notify Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) each quarter in connection with the Compliance Certificate required to be delivered pursuant to Section 4.1 and upon each submittal of a Notice of Borrowing of the occurrence of any facts, events or circumstances known to a Borrower, whether threatened in writing, existing or pending, that would make any of the following representations and warranties untrue, incomplete or incorrect in any material respect (without giving effect to any double materiality) (together with such supporting data and information as shall be necessary to fully explain to Agent (or, if applicable, the Third Party Agent) the scope and nature of the fact, event or circumstance), and, subject to (other than, with respect to the Third Party Agent, during the Third Party Agent Retention Period) Section 4.19, shall provide to Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) within five (5) Business Days of Agent’s (or, if applicable, the Third Party Agent) request, such additional information as Agent (or, if applicable, the Third Party Agent) shall request regarding such disclosure:

(a) Reserved.

(b) Permits. Borrowers have (i) each Permit and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the business or the assets of any Borrower, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect (“Material Permits and Rights”) and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Material Permit and Right. Subject to (other than, with respect to the Third Party Agent, during any Third Party Agent Retention Period) Section 4.19, Borrower has delivered to Agent (or, during any Third Party Agent Retention Period, the Third Party Agent) a copy of all Permits requested by Agent (or, if applicable, the Third Party Agent) as of the date hereof or to the extent requested by Agent (or, if applicable, the Third Party Agent) pursuant to Section 4.15. All such Material Permits and Rights are valid and in full force and effect and Borrowers are in compliance with the terms and conditions of all such Material Permits and Rights, except where failure to be in such compliance or for a Material Permit and Right to be valid and in full force and effect could not be reasonably expected to have a Material Adverse Effect.

(c) Regulatory Required Permits. With respect to any Product, (i) Borrower and its Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of Borrower, except where the failure to have such Regulatory Required Permits would not have a Material Adverse Effect, and have provided, subject to (other than, with respect to the Third Party Agent, during any Third Party Agent Retention Period) Section 4.19, Agent and each Lender with all notices and other information required by Section 4.15, and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, in compliance in all material respects with all applicable Laws and Material Permits and Rights.

(d) Healthcare and Regulatory Events.

(i) None of the Borrowers are in violation of any Healthcare Laws, except where any such violation would not have a Material Adverse Effect.

(ii) As of the Closing Date, there have been no Regulatory Reporting Events which could reasonably be expected to result in a Material Adverse Effect.

(iii) No Borrower is participating in any Third Party Payor Program.

(iv) To the knowledge of any of Borrower’s Responsible Officers, none of the Borrower’s officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(v) Borrower has not received any written notice that any Governmental Authority, including the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against a Credit Party, any action to enjoin a Credit Party, their officers, directors, employees, shareholders or their agents and Affiliates, from conducting their businesses at any facility owned or used by them or for any civil penalty, injunction, seizure or criminal action, in each case, which could reasonably be expected to result in a Material Adverse Effect.

(vi) Borrower has not received from the FDA, a Warning Letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth allegedly objectionable observations or alleged violations of laws and regulations enforced by the FDA, or any comparable correspondence from any state or local authority responsible for regulating drug products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any Product or the manufacture, processing, packing, or holding thereof, in each case, which could reasonably be expected to result in a Material Adverse Effect.

(vii) Borrower has not engaged in any Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products which could reasonably be expected to result in a Material Adverse Effect.

(viii) Each Product (a) is not adulterated or misbranded within the meaning of the FDCA; (b) is not an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA; (c) each Product has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in accordance in all material respects with all applicable Permits and Laws; and (d) each Product has been and/or shall be manufactured in accordance with Good Manufacturing Practices, in each case, except where the failure to do so would not have a Material Adverse Effect.

(e) Proceedings. No Borrower is subject to any proceeding, suit or, to Borrowers’ knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services) which would have a Material Adverse Effect on any Borrower;

(f) Ancillary Laws. Borrowers have received no notice, and are not aware, of any violation of applicable antitrust laws, employment or landlord-tenant laws of any federal, state or local government or quasi-governmental body, agency, board or other authority with respect to the Borrowers that could reasonably be expected to result in a Material Adverse Effect.

ARTICLE 9 - SECURITY AGREEMENT

Section 9.1 Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby collaterally assign and grant to Agent, for the benefit of itself and Lenders, and a continuing first priority (subject only to the permitted priority of the Permitted Priority Liens) Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof; provided, however, anything in this Agreement to the contrary notwithstanding, “Collateral” shall not include the Excluded Property.

Section 9.2 Representations and Warranties and Covenants Relating to Collateral.

(a) The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the filing of such a financing statement in the jurisdiction of organization of the applicable Credit Party, (ii) with respect to any Deposit Account, the execution of Deposit Account Control Agreements by all parties required to be party thereto, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the actions taken under clause (i) above and/or the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the actions taken under clause (i) above and/or the execution of control agreements with respect to such investment property, (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper, and (viii) in the case of all copyrights, trademarks and patents for which UCC filings are insufficient, all appropriate filings having been made with the applicable Intellectual Property registries, including but not limited to the United States Copyright Office or the United States Patent and Trademark Office, as applicable. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party reasonably requested by Agent to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

(b) Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located (it being understood and agreed that from time to time Credit Parties may (1) sell assets in accordance with the terms of this Agreement, (2) maintain de minimis amounts of Inventory with its sales personnel and at medical facilities, and (3) send items of Collateral out for repair and that from time to time certain items of Collateral will be in transit and that no such locations need be disclosed on Schedule 9.2) and/or books and records of Borrowers regarding any Collateral or any of Borrower’s assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2 indicates in each case which Borrower(s) have Collateral and/or books located at such address, and, in the case of any such address not owned by one or more of the Borrowers(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c) Without limiting the generality of Section 3.2, except with respect to any rights of any Borrower as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral, including any license to which a Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Borrower or any other Person.

(d) As of the Closing Date, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments (other than (i) checks and other ordinary course payment instruments, in each case in the ordinary course of business and (ii) Instruments not in excess of $250,000 in the aggregate at any one time), documents or investment property (other than equity interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4 or subsequently created hereunder and advised to Agent) and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.1 above following the end of a fiscal quarter) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments (subject to the exceptions noted above), documents and investment property (other than equity interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4 or subsequently created hereunder and advised to Agent). No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained), other than the Term Agent, subject to the terms of the Intercreditor Agreement, if applicable.

(e) Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless, subject to (other than, with respect to the Third Party Agent, during any Third Party Agent Retention Period) Section 4.19, Borrowers have given at least ten (10) Business Days’ prior written notice (or such later period to which Agent may in its discretion agree) to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is, (iii) change its chief executive office or principal place of business, or (iv) change the location of its books and records or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules (it being understood and agreed that from time to time Credit Parties may (1) sell assets in accordance with the terms of this Agreement, (2) maintain de minimis amounts of Inventory with its sales personnel and at medical facilities, and (3) send items of Collateral out for repair and that from time to time certain items of Collateral will be in transit and that no such locations need be disclosed on Schedule 9.2 or any notification need be made to Agent in respect of the foregoing) and/or establish any business location at any location that is not then listed on the Schedules.

(f) Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Event of Default exists) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g) Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i) Borrowers shall deliver to Agent all tangible Chattel Paper and all Instruments (other than (i) checks and other ordinary course payment instruments, in each case in the ordinary course of business and (ii) Instruments not in excess of $250,000 in the aggregate at any one time) and documents owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper, if any, owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper, if any, and securing any such Instruments. Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Borrowers shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.

(ii) Borrowers shall deliver to Agent all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner reasonably acceptable to Agent.

(iii) Borrowers shall promptly advise, subject to (other than, with respect to the Third Party Agent, during any Third Party Agent Retention Period) Section 4.19, Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv) Except for Accounts and Inventory in an aggregate amount of $500,000, no Accounts or Inventory or other Collateral and no books and records and/or software and equipment of the Borrowers regarding any of the Collateral or any of the Borrower’s assets, liabilities, business operations or financial condition shall at any time be located at any leased location or in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors, without prior written notice to Agent and the receipt by Agent, of warehouse receipts, consignment agreements, landlord waivers, or bailee waivers (as applicable) satisfactory to Agent prior to the commencement of such lease or of such possession or control (as applicable) (it being understood and agreed that from time to time Credit Parties may (1) sell assets in accordance with the terms of this Agreement, (2) maintain de minimis amounts of Inventory with its sales personnel and at medical facilities, and (3) send items of Collateral out for repair and that from time to time certain items of Collateral will be in transit). Borrower has notified Agent that Collateral and books and records are currently located at the locations set forth on Schedule 9.2. Borrowers shall, upon the request of Agent, notify any such landlord, warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.

(v) Borrowers shall cause all equipment and other tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end, unless failure to so comply with the foregoing could not reasonably be expected to result in a Material Adverse Effect. Upon request of Agent, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property with a value greater than $250,000 and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any tangible Personal Property included in the Borrowing Base to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi) Each Borrower hereby authorizes Agent and its representatives, agents, subagents and attorneys and any Third Party Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such

Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” (or similar language) of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Borrower also ratifies its authorization for Agent and its representatives, agents, subagents and attorneys and any Third Party Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii) As of the Closing Date, except as set forth on Schedule 9.2(vii), no Borrower holds, and after the Closing Date Borrowers shall update such schedule on a quarterly basis in respect of, any Collateral which constitutes a claim against any Governmental Authority (other than in respect of the Account Debtors listed on Schedule 9.2(vii)), including the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including the federal Assignment of Claims Act and any other comparable Law. Upon the reasonable request of Agent, Borrowers shall use commercially reasonable efforts to take the actions reasonably requested by Agent to comply with any such applicable Law.

(viii) Subject to (other than, with respect to the Third Party Agent, during any Third Party Agent Retention Period) Section 4.19, Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(h) Solely for the purpose of enabling Agent (for the benefit of the Agent and the Lenders) to exercise rights and remedies upon an Event of Default (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), each Borrower hereby grants to Agent, for the benefit of the Agent and the Lenders, (i) an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Borrower) including in such license the right to use, practice, license or sublicense any Intellectual Property now owned or hereafter acquired by such Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and (ii) an irrevocable license (without payment of rent or other compensation to such Borrower) to use, operate and occupy all real estate owned, operated, leased, subleased or otherwise occupied by such Borrower; provided, in each case, that no such licenses shall be granted with respect to any Excluded Property.

ARTICLE 10 - EVENTS OF DEFAULT

Section 10.1 Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) (i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, or (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Section 2.11, Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.7, Section 4.11, Section 4.14, Section 4.15, Section 4.17, Section 4.19, Section 4.20, Section 4.21, Section 4.22, Section 4.23, Article 5, Article 6, Article 8 and Section 9.2(e) (other than clause (iv) thereof);

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days (other than Section 9.1(g)(iv) of this Agreement, in which case, within ten (10) days) after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(c) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made) (subject in the case of projections, other forward-looking information and industry information to the limitations set forth in Section 3.21 hereof);

(d) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having an individual principal amount in excess of $3,000,000 or having an aggregate principal amount in excess of $8,000,000 to become or be declared due prior to its stated maturity, (ii) the occurrence of any breach or default under any terms or provisions of any Convertible Note Document or any Subordinated Debt Document or the occurrence of any event requiring the prepayment or mandatory redemption of any 3.25% Convertible Note (or any Permitted 3.25% Convertible Note Refinancing thereof), any 2.25% Convertible Note or of any Subordinated Debt; provided, however that, notwithstanding the foregoing, any event or condition that occurs that permits holders of convertible Debt permitted hereunder to convert such Debt into Stock (other than Disqualified Stock) pursuant to the terms of the applicable indenture shall not constitute a Default or Event of Default hereunder on such basis alone; or (iii) (A) the failure of any Credit Party or its Subsidiaries to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Term Debt, or (B) fails to observe or perform any other agreement or condition relating to the Term Debt or the Term Debt Documents or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Term Debt or the beneficiary or beneficiaries of any Guarantee related thereto (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Term Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Term Debt to be made, prior to its stated maturity, or such Guarantee to become payable;

(e) any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower (other than any Immaterial Subsidiary) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower (other than any Immaterial Subsidiary) under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary (other than assets that are not Collateral of any Immaterial Subsidiary);

(g) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,000,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $1,000,000;

(h) one or more judgments or orders for the payment of money (to the extent not paid or covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $1,000,000 (above any amounts so covered by insurance) shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i) any material provision of any Financing Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder or otherwise contest the validity, binding effect or enforceability of the Financing Documents; or any Financing Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any of the Collateral in excess of such Collateral that has a fair market value of $50,000 as determined by the Agent in its sole reasonable discretion (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest (subject only to the prior priority of the Permitted Priority Liens);

(j) the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(k) an event of default occurs under any Guarantee of any portion of the Obligations;

(l) any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(m) if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(k) [reserved];

(l) the voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Product or Product category from the market or to enjoin Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries from manufacturing, marketing, selling or distributing any Product or Product category that has or could reasonably be expected to have a Material Adverse Effect, (ii) the institution of any action or proceeding by the DEA, the FDA, or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries, which, in each case, has or could reasonably be expected to result in a Material Adverse Effect, (iii) the commencement of any enforcement action against Borrower, its Subsidiaries or any representative of Borrower or its Subsidiaries (with respect to the business of Borrower or its Subsidiaries) by the DEA, the FDA, or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product which could reasonably be expected to result in a Material Adverse Effect;

(m) any Credit Party defaults under or breaches any Material Contract (after any applicable grace period contained therein), or a Material Contract shall be terminated by a third party or parties party thereto prior to the expiration thereof (other than in accordance with its terms) (other than the Warrant, the 3.25% Convertible Notes, any Permitted 3.25% Convertible Note Refinancing or the 2.25% Convertible Notes, any Term Debt or any Loan Documents (as defined in the Term Credit Agreement)), or there is a loss of a material right of a Credit Party under any Material Contract to which it is a party, in each case which could reasonably be expected to result in a Material Adverse Effect;

(n) any provisions of the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect other than in accordance with the terms of the Intercreditor Agreement, or any Credit Party or its Affiliates shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

(o) the Common Stock shall cease to be registered under the Exchange Act or to be listed on the Principal Market.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2 Acceleration and Suspension or Termination of Revolving Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including:

(i) the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii) the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv) the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or

(v) the right to enforce Borrowers’ rights against Account Debtors and other obligors, including (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d) Solely for the purpose of enabling Agent (for the benefit of Agent and the Lenders) to exercise remedies upon an Event of Default (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) (unless constituting Excluded Property) and all franchise agreements inure to Agent’s and each Lender’s benefit.

Section 10.4 Reserved.

Section 10.5 Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or any other Financing Agreement, the Maximum Cumulative Rate Provision is not applicable to this Section 10.5 (or any rate set forth herein).

Section 10.6 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7 Application of Proceeds.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) to the extent permitted by applicable law, Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents or until indefeasible payment in full of the Obligations (other than contingent indemnification Obligations for which no claim has been asserted).

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion if an Event of Default has occurred and is continuing, including the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Section 10.11 Credit Bidding. The Credit Parties and the Lenders hereby irrevocably authorize Agent based upon the written instruction of the Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to any Lender shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Financing Documents, Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by Agent or the Borrower Representative at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 10.11.

ARTICLE 11 - AGENT

Section 11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent (including any Third Party Agent) to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent (or such Third Party Agent) on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent (or such Third Party Agent) by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent (including any Third Party Agent) and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent (and any Third Party Agent) shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, subagents, servicers, trustees, investment managers or employees or any Third Party Agent.

Section 11.2 Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3 Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent. Neither Agent nor any of its directors, officers, agents, subagents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, subagents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against

Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender and any Third Party Agent as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may resign as Agent upon thirty (30) days’ notice to the Lenders (or such lesser period agreed to by the Required Lenders). If Agent resigns under this Agreement, Agent may appoint, with the consent of the Required Lenders, a successor Agent. If no successor Agent is appointed prior to the effective date of the resignation of Agent, the Required Lenders may appoint a successor Agent from among the Lenders or may appoint another Person as a successor Agent. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. If no successor Agent has accepted appointment as Agent by the date which is 30 days (or such lesser period agreed to by the Required Lenders) following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder (and all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly) until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

(b) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (a) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this Section 11.12). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its agents and subagents and its Third Party Agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

(c) Notwithstanding anything to the contrary in any of the Financing Documents, any Third Party Agent that becomes the Agent and any delegation, assignment or other transfer of duties, responsibilities or rights of Agent to any Third Party Agent, in each case, does not require the consent of any Person (other than Agent) and shall be permitted at all times under the Financing Documents.

Section 11.13 Payment and Sharing of Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Agent shall have the right (but not an obligation), on behalf of Revolving Lenders, to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii) On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv) On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v) It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi) The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b) Reserved.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Section 11.16 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Agent, and the Required Lenders and any other Lender to the extent required under Section 11.16(b).

(b) In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender (other than solely by reason of a waiver of a Default or Event of Default by the Required Lenders in accordance with the terms of this Agreement); and/or

(ii) if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Revolving Loan Commitment Amount, or Revolving Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Notwithstanding anything to the contrary in any Financing Documents, the Credit Parties shall not (and the Credit Parties agree not to have their Affiliates or Related Parties agree to), solely in connection with a refinancing of this Agreement whereby the Borrowers are not entering into a new credit facility that refinances or replaces this Agreement (and the Loans and the Revolving Loan Commitments hereunder) but rather is seeking a financial institution (or other Person) and its Affiliates that are not Deerfield ELGX Revolver, LLC or its Affiliates to replace Deerfield ELGX Revolver, LLC and its Affiliates as Agent and as the Lenders hereunder pursuant to an assignment of the agency of Agent and the Loans and Revolving Loan Commitments hereunder, and whereby the assignment documentation for the agency of Agent and the Loans and Revolving Loan Commitments hereunder requires the written consent of Endologix (even if the terms hereof do not otherwise require such consent), request from any Lender that any Person be assigned, delegated or transferred any of the Revolving Loan Commitments unless Endologix advises Deerfield ELGX Revolver, LLC on or prior to the written consent of Endologix of the terms of Section 5.4(s)(i) of the Term Credit Agreement, and any such assignment, delegation or transfer in the scenario described in this sentence that does not meet the foregoing terms shall be absolutely void ab initio.    Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto, a processing fee of $3,500 to be paid by the assigning Lender, and, if the Assignee is not already a Lender, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; provided, however, no processing fee shall be due for assignments between

Lenders or between a Lender and its Affiliate or Approved Fund. AGENT AND/OR ANY LENDER CONSIDERING ASSIGNING ANY REVOLVING LOAN COMMITMENTS, LOANS OR OBLIGATIONS UNDER THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS IS ADVISED AND ENCOURAGED TO REVIEW WITH COUNSEL SECTION 5.4(s) (PARTICULARLY CLAUSE (i) OF THE PROVISO THEREOF) OF THE TERM CREDIT AGREEMENT AND UNDERSTAND ANY IMPLICATIONS OF ANY SUCH ASSIGNMENT IF AGENT AND/OR ANY LENDER HOLDS ANY INTEREST IN ANY LOANS OR OTHER OBLIGATIONS UNDER THE TERM DEBT DOCUMENTS AT SUCH TIME.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, upon written request of Borrower Representative, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii) During any Third Party Agent Retention Period, Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest effort, and Borrowers, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice to Agent. During any Non-Third Party Agent Retention Period, the Borrower Representative shall maintain such Register and shall make such Register available to Agent and the Lenders at any reasonable time upon reasonable prior notice to the Borrower Representative. Upon the request of any Third Party Agent upon the commencement of any Third Party Agent Retention Period, the Borrower Representative shall share such Register with the Third Party Agent, and with respect to any discrepancies between the records or Register of the Borrower Representative, on the one hand, and the records or Register of any Lender, the Agent or the Third Party Agent, on the other hand, the records and Register of such Lender, Agent or Third Party Agent shall govern and control absent manifest error. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a participant register.

(iv) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loans via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c) Reserved.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document, and any attempted assignment thereby shall be absolutely void ab initio.

Section 11.18 Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a) For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b) Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c) The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d) Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.

(e) To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

Section 11.19 Reserved.

Section 11.20 Definitions. As used in this Article 11, the following terms have the following meanings:

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that with respect to clause (d) above, no such Person shall include (i) Borrowers or any of Borrowers’ Affiliates or (ii) unless an Event of Default has occurred and is continuing, (A) any direct competitor of Credit Parties, in each case, as determined by Agent in its reasonable discretion, (B) any investor or fund that has publicly announced in writing its intention to obtain control of Endologix publicly or otherwise to the knowledge of the assigning Lender, or (D) any Person listed in the email delivered by counsel to Endologix to counsel to the Agent on March 16, 2017 at 5: 00 p.m. (Pacific time) and any Affiliates or Approved Funds of any such Person actually known to the assigning Lender and to the Agent to be Affiliates or Approved Funds of any such Person.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day from three U.S. banks on such transactions as determined by Agent.

ARTICLE 12 - MISCELLANEOUS

Section 12.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) (or, in the case of any Third Party Agent, in the notice delivered to Borrower Representative pursuant to clause (b) of the definition of “Third Party Agent” herein) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6 Confidentiality.

(a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any Secured Party or any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or the other Financing Documents or (ii) any actual or prospective party (or its Related Parties) to any transaction under which payments are to be made by reference to the Credit Parties and their obligations, this Agreement, the other Financing Documents or payments hereunder or thereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Credit Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of any Credit Party or any of its Affiliates, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.6(a) or (y) becomes available to any Secured Party or any of its Affiliates on a nonconfidential basis from a source other than Endologix, or (j) as provided in Section 4.19. In addition, Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of the Loans and this Agreement and the other Financing Documents.

(b) For purposes of this Section, “Information” means all information received from a Credit Party relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by such Credit Party or any Subsidiary; provided that, notwithstanding anything to the contrary in the Financing Documents, in the case of information received from the Borrowers or any of their Subsidiaries after the date hereof, such Information is both (y) clearly identified at the time of delivery as confidential and (z) provided to Agent and the Lenders at a time when Agent and such Lenders have requested in writing to receive material nonpublic information. Any Person required to maintain the confidentiality of Information as provided in this Section 12.6 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.7 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8 GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b) EACH CREDIT PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH CREDIT PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.9 WAIVER OF JURY TRIAL.    (a) EACH CREDIT PARTY, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

(b) In the event any such action or proceeding is brought or filed in any United States federal court sitting in the State of California or in any state court of the State of California, and the waiver of jury trial set forth in Section 12.9(a) hereof is determined or held to be ineffective or unenforceable, the parties agree that all actions or proceedings shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Los Angeles County, California. Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding.    In the event any actions or proceedings are to be resolved by judicial reference, any party may seek from any court having jurisdiction thereover any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by Law notwithstanding that all actions or proceedings are otherwise subject to resolution by judicial reference.

Section 12.10 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Deerfield Revolver or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure (other than filings made with the SEC, which a Credit Party may make without such notice) or (ii) with Deerfield Revolver’s prior written consent.

(b) Advertisement. With the prior written consent of the Borrower (not to be unreasonably withheld), Deerfield Revolver may publish the name of each Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Deerfield Revolver elects to submit for publication. In addition, with the prior written consent of the Borrower (not to be unreasonably withheld), Deerfield Revolver may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.

Section 12.11 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.13 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14 Expenses; Indemnity

(a) Borrowers agree to pay on or prior to the Closing Date and, within ten (10) Business Days (or such later date as Agent may agree in its sole discretion) after delivery of an invoice therefor after the Closing Date, (a) all reasonable fees, reasonable costs and reasonable, out-of-pocket expenses of Agent and the Lenders and of legal counsel to Agent and the Lenders of negotiation, documentation, preparation, execution, delivery and closing, of the Financing Documents and in connection with the consummation of the transactions contemplated hereby and thereby, (b) any consents, amendments, waivers or other modifications to the Financing Documents or otherwise in connection with the consummation of the transactions contemplated hereby and thereby, (c) all fees, costs and expenses of creating and perfecting Liens in favor of Agent pursuant to any Financing Document, including filing and recording fees, expenses and Taxes, search fees, title insurance premiums, and fees, costs, expenses and disbursements of counsel to Agent and the Lenders and of counsel providing any opinions that Agent or the Lenders may request in respect of any Financing Documents or the Liens created pursuant to the Financing Documents, (d) all costs and expenses incurred by Agent or any Lender in connection with the custody or preservation of any of the Collateral, (e) all costs and expenses, including the reasonable out-of-pocket documented fees, costs and expenses of legal counsel to Agent and the Lenders and reasonable, out-of-pocket documented fees, costs and expenses of accountants, advisors and consultants, incurred by Agent, any Lender and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (f) all costs and expenses, including fees, costs and expenses of legal counsel to Agent and the Lenders and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agent and the Lenders in enforcing any of the Financing Documents or any

Obligations of, or in collecting any payments due from, any Credit Party hereunder or under the other Financing Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Financing Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 10.1(f), (g) the cost of purchasing insurance that the Credit Parties fail to obtain as required by the Financing Documents, (h) providing any notices under the Financing Documents that are required or recommended by applicable Laws (i) providing any new Notes or amended and restated Notes and (j) any other actions taken after the Closing Date related to the Obligations or the Financing Documents. Without limiting any of the foregoing provisions of this Section 12.14(a), any action taken by any Credit Party under or with respect to any Financing Document, even if required under any Financing Document or at the request of the Agent or any Lender, shall be at the sole expense of such Credit Party, and neither Agent nor any Lender shall be required under any Financing Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor. Notwithstanding anything to the contrary contained in this Section 12.14(a), the Credit Parties shall only be obligated to pay the items listed under clause (a) of this Section 12.14(a) that are incurred solely prior to the Closing Date (but not thereafter) up to a maximum of the Pre-Closing Attorney’s Fees Cap ((as defined in the Term Credit Agreement) which, for the avoidance of doubt, is inclusive of the attorneys’ fees of Term Agent incurred prior to the date hereof (but not thereafter) pursuant to Section 6.3(a) of the Term Credit Agreement in connection with negotiating and closing the Term Credit Agreement).

(b) Each Borrower hereby agrees to indemnify, pay and hold harmless Agent (including any Third Party Agent) and Lenders and the officers, directors, employees, trustees, agents, subagents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders and their other Related Parties (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to (x) any liability resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee or a material breach of this Agreement by such Indemnitee, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) disputes solely among any Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any of any Credit Party’s Affiliates, unless such claims arise from the gross negligence, willful misconduct or bad faith of any such person. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

(c) Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(d) To the extent permitted by applicable law, each Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable Laws; provided that, notwithstanding the foregoing, this Section 12.14(d) shall not itself constitute a release or waiver of any claims.

Section 12.15 Reserved.

Section 12.16 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.17 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 12.18 USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

Section 12.19 Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Financing Document: (a) the Liens granted to the Agent in favor of Agent and the Lenders pursuant to the Financing Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Financing Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement, shall control, (c) any Collateral held by (or in the possession or control of) the Term Agent (or its agents or bailees) shall be held as agent and bailee for security, Lien perfection and control purposes in favor of Agent (for the benefit of Agent and the Lenders) in accordance with the terms of the Intercreditor Agreement and the Financing Documents, and (d) each Lender hereunder authorizes and instructs Agent to execute the Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

Section 12.20 Intercreditor Agreements. Each Lender hereunder authorizes and instructs the Agent, as Agent and on behalf of such Lender, to enter into one or more intercreditor agreements (including any Intercreditor Agreement) from time to time pursuant to, or as contemplated by, the terms of this Agreement and agrees that it will be bound by the terms and provisions thereof and will take no actions contrary to the terms and provisions thereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:	ENDOLOGIX, INC.

By: /s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer

Address:
2 Musick
Irvine, CA 92618
E-mail: vmahboob@endologix.com
E-mail: jtejedor@endologix.com
Attn: Vaseem Mahboob, CFO
Attn: James Tejedor, Treasury Manager

With a copy to (which shall not be deemed to constitute notice):

Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Dr # 1600
Newport Beach, CA 92660
E-mail: mlawhead@sycr.com
Attn: Mike Lawhead

Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Blvd., Fourth Floor
Santa Monica, CA 90401
E-mail: drosen@sycr.com
Attn: Dayan Rosen

CVD/RMS ACQUISITION CORP.

By: /s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer

NELLIX, INC.

By: /s/ Vaseem Mahboob
Name: Vaseem Mahboob
Title: Chief Financial Officer

TRIVASCULAR TECHNOLOGIES, INC.

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

TRIVASCULAR, INC.

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

TRIVASCULAR CANADA, LLC

By:	/s/ Vaseem Mahboob
Name:	Vaseem Mahboob
Title:	Chief Financial Officer

AGENT:	DEERFIELD ELGX REVOLVER, LLC

By: Deerfield Management Company, L.P. (Series C), Manager

By: Flynn Management LLC, General Partner

By: /s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

Address:

c/o Deerfield Management Company, L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
Facsimile: 212-599-3075
E-mail: dclark@deerfield.com
Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP
575 Madison Avenue
New York NY 10022-2585
Facsimile: (212) 894-5877
E-mail: mark.fisher@kattenlaw.com and
mark.wood@kattenlaw.com
Attn: Mark I. Fisher, Esq.
Attn: Mark D. Wood, Esq.

LENDER:	DEERFIELD ELGX REVOLVER, LLC

By: Deerfield Management Company, L.P. (Series C), Manager

By: Flynn Management LLC, General Partner

By: /s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

Address:

c/o Deerfield Management Company, L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
Facsimile: 212-599-3075
E-mail: dclark@deerfield.com
Attn: David J. Clark, Esq.

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP
575 Madison Avenue
New York NY 10022-2585
Facsimile: (212) 894-5877
E-mail: mark.fisher@kattenlaw.com and
mark.wood@kattenlaw.com
Attn: Mark I. Fisher, Esq.
Attn: Mark D. Wood, Esq.

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex
Annex B	Payment Account

EXHIBITS

Exhibit A	Closing Checklist
Exhibit B	Form of Compliance Certificate
Exhibit C-1	Borrowing Base Certificate (Agent)
Exhibit C-2	Borrowing Base Certificate (Third Party Agent)
Exhibit D	Form of Notice of Borrowing

SCHEDULES

Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.15	Broker’s Fees
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance

Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 6.2	Minimum Net Revenue
Schedule 7.4	Post-Closing Obligations
Schedule 8.2(b)	Exceptions to Healthcare Representations and Warranties
Schedule 9.1	Collateral
Schedule 9.2	Location of Collateral
Schedule 9.2(vii)	Governmental Authority Account Debtors

Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
DEERFIELD ELGX REVOLVER, LLC	$50,000,000	100%
TOTALS	$50,000,000	100%

Annex B (Payment Account)

After the Closing Date until and including the Initial Third Party Agent Commencement Date:

Beneficiary Bank: The Northern Trust International Banking Corporation, New Jersey

SWIFT: CNORUS33

Fedwire ABA: 026001122

CHIPS ABA: 0112

Beneficiary Name: Deerfield ELGX Revolver LLC

Beneficiary account:143057-20010

After the Initial Third Party Agent Commencement Date to the extent the Third Party Agent is Cortland and until Cortland is no longer the Third Party Agent during a Third Party Agent Retention Period, such payment information from time to time provided by Cortland.

EXHIBIT A

DEERFIELD / ENDOLOGIX

CLOSING CHECKLIST

Facility Agreement Parties:

Term Borrower	Endologix, Inc., a Delaware corporation

Term Guarantors (collectively with the Term Borrower, the “Loan Parties”)	See attached Schedule A

Term Lenders	Deerfield Private Design Fund IV, L.P.; Deerfield International Master Fund, L.P.; Deerfield Partners, L.P.; and Deerfield Private Design Fund III, L.P.

Term Agent	Deerfield Private Design Fund IV, L.P.

Katten	Katten Muchin Rosenman LLP, Counsel to Term Agent

SYCR	Stradling Yocca Carlson & Rauth, P.C., Counsel to the Loan Parties

ABL Agreement Parties:

ABL Borrowers (also referred to as the “Credit Parties”)	Endologix, Inc., a Delaware corporation, and as listed on attached Schedule A

ABL Lender	Deerfield ELGX Revolver, LLC

ABL Agent	Deerfield ELGX Revolver, LLC

Katten	Katten Muchin Rosenman LLP, Counsel to ABL Agent

SYCR	Stradling Yocca Carlson & Rauth, P.C., Counsel to the Credit Parties

FACILITY AGREEMENT DOCUMENTS AND DELIVERABLES:

	Document	Responsible Party	Signatures	Status
A.	DEBT DOCUMENTS – AGREEMENTS

1.	Facility Agreement	Katten	☐ Term Borrower ☐ Term Guarantors ☐ Term Agent ☐ Term Lenders	Final and Executed

2.	Annexes to Facility Agreement

3.	Disbursement Amount and Warrants	Katten	N/A	In final form

4.	Schedules to Facility Agreement

5.	Schedule P-1—Existing Investments	Loan Parties/SYCR	N/A	In final form

6.	Schedule 2.4—List of Agreement Date Lenders and Such Lenders’ Wire Instructions and Information for Notices	Katten/Agent	N/A	In final form

	Document	Responsible Party	Signatures	Status
7.	Schedule 3.1(d)—Existing Liens	Loan Parties/SYCR	N/A	In final form

8.	Schedule 3.1(f)—Existing Indebtedness	Loan Parties/SYCR	N/A	In final form

9.	Schedule 3.1(h)—Litigation	Loan Parties/SYCR	N/A	In final form

10.	Schedule 3.1(m)—Real Estate	Loan Parties/SYCR	N/A	In final form

11.	Schedule 3.1(x)—Borrower’s Subsidiaries	Loan Parties/SYCR	N/A	In final form

12.	Schedule 3.1(z)—Borrower’s Outstanding Shares of Stock, Options and Warrants	Loan Parties/SYCR	N/A	In final form

13.	Schedule 3.1(aa)—Material Contracts	Loan Parties/SYCR	N/A	In final form

14.	Schedule 3.1(dd)—Environmental	Loan Parties/SYCR	N/A	In final form

15.	Schedule 3.1(ff)—Labor Relations	Loan Parties/SYCR	N/A	In final form

16.	Schedule 3.1(gg)—Jurisdiction of Organization, Legal Name, Organizational Identification Number and Chief Executive Office	Loan Parties/SYCR	N/A	In final form

17.	Schedule 5.1(y)—Post-Closing Requirements	Loan Parties/SYCR	N/A	In final form

18.	Schedule 5.2(iv)—Contingent Obligations	Loan Parties/SYCR	N/A	In final form

19.	Schedule 5.2(vii)—Transactions with Affiliates	Loan Parties/SYCR	N/A	In final form

20.	Exhibits to Facility Agreement

21.	Exhibit A—Form of Loan Note	Katten	N/A	In final form

22.	Exhibit B—Form of Perfection Certificate	Katten	N/A	In final form

23.	Exhibit C—Form of Warrant	Katten	N/A	In final form

24.	Exhibit D—Closing Checklist	Katten	N/A

25.	Exhibit E—Form of Registration Rights Agreement	Katten	N/A	In final form

26.	Exhibit F—Form of Compliance Certificate	Katten	N/A	In final form

27.	Original Notes in favor of each Term Lender	Katten	☐ Term Borrower	Final and Executed

28.	Guaranty and Security Agreement	Katten	☐ Term Borrower ☐ Term Guarantors ☐ Term Agent	Final and Executed

29.	Schedules to Guaranty and Security Agreement	SYCR

	Document	Responsible Party	Signatures	Status
30.	Schedule 1–Pledged Equity and Pledged Debt Instruments	Loan Parties/SYCR	N/A	In final form

31.	Schedule 1A—Pledged Investmetn Property	Loan Parties/SYCR	N/A	In final form

32.	Schedule 2—Filings and Perfection	Loan Parties/SYCR	N/A	In final form

33.	Schedule 3—Grantor Information	Loan Parties/SYCR	N/A	In final form

34.	Schedule 4—Places of Business/Location of Collateral	Loan Parties/SYCR	N/A	In final form

35.	Schedule 5—Commercial Tort Claims	Loan Parties/SYCR	N/A	In final form

36.	Perfection Certificate	Katten (form)/Loan Parties/SYCR (substance)	☐ Term Borrower ☐ Term Guarantors	Final and Executed

37.	Original Warrants in favor of each Term Lender	Katten	☐ Term Borrower	Final and Executed

38.	Registration Rights Agreement	Katten	☐ Term Borrower ☐ Term Lenders	Final and Executed

39.	UCC-1 Financing Statements for each Loan Party	Katten	N/A	In final form

40.	Patent Security Agreement(s)	Katten	☐ Applicable Term Borrower(s) ☐ Term Agent	Final and Executed

41.	Schedule to Patent Security Agreement(s)	SYCR		In final form

42.	Trademark Security Agreement(s)	Katten	☐ Applicable Term Borrower(s) ☐ Term Agent	Final and Executed

43.	Schedule to Trademark Security Agreement(s)	SYCR		In final form

44.	Receipt by ABL Agent of original Certificates for certificated Equity Interests and Equity Interests Powers and Language in Intercreditor Agreement that ABL Agent is holding such Collateral also on behalf of Term Agent for the benefit of Term Agent and Term Lenders	Katten/SYCR		Process confirmed

45.	Executed Insurance Certificates of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance, naming Term Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Broker (for insurance certificates)	In final form

	Document	Responsible Party	Signatures	Status
46.	Intercreditor Agreement	Katten	☐ Term Borrower ☐ ABL Borrowers ☐ Term Agent ☐ Term Lenders ☐ ABL Agent ☐ ABL Lender	Final and Executed

47.	Written notice requesting the Disbursement of the proposed date of funding and satisfying the conditions in Section 2.2(a) of the Facility Agreement	Loan Parties/SYCR	☐ Term Borrower	Final and Executed

48.	A. Funds Flow	Loan Parties/SYCR

49.	Irrevocable Proxies	Katten		Final and Executed

B.	CERTIFICATES AND MISCELLANEOUS

50.	Lien Searches and IP Searches for Loan Parties	SYCR	N/A	Complete

51.	Secretary’s Certificate of each Loan Party, attaching Organization Documents, resolutions, incumbency and good standings	SYCR	See attached Schedule A	In final form

	A. Certificate of Incorporation or Formation	SYCR	See attached Schedule A	See attached Schedule A

	B. Bylaws or Operating Agreement	SYCR	See attached Schedule A	See attached Schedule A

	C. Resolutions	SYCR	See attached Schedule A	See attached Schedule A

	D. Incumbency	SYCR	See attached Schedule A	See attached Schedule A

	E. Good Standings	SYCR	See attached Schedule A	See attached Schedule A

52.

Agreement Date Officer’s Certificate from an Authorized Officer of Endologix, Inc. certifying to each of the following:

a)     The conditions set forth in Section 2.2(a) have been satisfied and the terms set forth in Section 2.2(a) have been completely complied with

b)     No Default or Event of Default shall have occurred or would result from the Disbursement or the use of the proceeds therefrom

c)     All of the representations and warranties in the Loan Documents are true and correct

d)    All conditions set forth in Section 4.1 of the Facility Agreement have been satisfied

		SYCR	☐ Endologix, Inc.	Final and Executed

	Document	Responsible Party	Signatures	Status
53.	Solvency Certificate	SYCR	☐ Term Borrower	Final and Executed

54.	Legal Opinion of the Loan Parties	SYCR	☐ SYCR	Final and Executed

55.	Receipt by the Term Agent and the Term Lenders of any fees required to be paid on or before the Agreement Date	Loan Parties	N/A

56.	Payment by Loan Parties of all costs and expenses required to be paid on the Agreement Date (including pursuant to Sections 2.7(a) and 6.3 of the Facility Agreement) to the Term Agent	Loan Parties	N/A

57.	Receipt by Term Agent and Term Lenders at least 3 Business Days prior to the Agreement Date all KYC and anti-money laundering rules and regulations	Loan Parties	☐ Loan Parties

58.	Transfer Agent Letter as to shares outstanding	Loan Parties	☐ Transfer Agent	Final and Executed

59.	Payoff of MidCap

	A. Payoff Letter	Loan Parties	☐ MidCap ☐ Loan Parties	Final and Executed

	B. UCC-3s	Loan Parties/MidCap	N/A	In final form

	C. DACA Terminations	Loan Parties

	a. SVB	Loan Parties	☐ MidCap	Final and Executed

	b. BoA	Loan Parties	☐ MidCap	Final and Executed

	c. Wells Fargo	Loan Parties	☐ MidCap	Final and Executed

	D. Landlord Waiver Terminations	Loan Parties

	a. Sonoma	Loan Parties	☐ MidCap	Final and Executed

	b. Northwestern	Loan Parties	☐ MidCap	Final and Executed

	c. FedEx (bailee)	Loan Parties	☐ MidCap	Final and Executed

	Document	Responsible Party	Signatures	Status
C.	POST-CLOSING ITEMS

60.

Landlord/Bailee Waivers

•    2 Musick, Irvine, County of Orange, CA 92618 U.S.A.

•    3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.

•    5025 Tuggle Road, Memphis, TN 38118

•    [Foreign Locations]

		Loan Parties/SYCR	☐ Applicable Loan Parties ☐ Applicable Landlord ☐ Term Agent ☐ ABL Agent

61.	Account Control Agreements • Wells Fargo • Bank of America • Silicon Valley Bank • [Foreign Accounts]	Loan Parties/SYCR	☐ Applicable Loan Parties ☐ Applicable Bank ☐ Term Agent ☐ ABL Agent

62.	Executed Insurance Endorsements of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance, naming Term Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Carriers (for insurance endorsements)	Final and Executed

ABL AGREEMENT DOCUMENTS AND DELIVERABLES

	Document	Responsible Party	Signatures	Status
A.	DEBT DOCUMENTS – AGREEMENTS

1.	Credit and Security Agreement	Katten	☐ ABL Borrowers ☐ ABL Agent ☐ ABL Lender	Final and Executed

2.	Annexes to Facility Agreement

3.	Annex A –Commitment Annex	Katten	N/A	In final form

4.	Schedules to Facility Agreement

5.	Schedule 3.1—Existence, Organizational ID Numbers, Foreign Qualification, Prior Names	Credit Parties/SYCR	N/A	In final form

6.	Schedule 3.4—Capitalization	Credit Parties/SYCR	N/A	In final form

7.	Schedule 3.6—Litigation	Credit Parties/SYCR	N/A	In final form

8.	Schedule 3.15—Broker’s Fees	Credit Parties/SYCR	N/A	In final form

	Document	Responsible Party	Signatures	Status

9.	Schedule 3.17—Material Contracts	Credit Parties/SYCR	N/A	In final form

10.	Schedule 3.18—Environmental Compliance	Credit Parties/SYCR	N/A	In final form

11.	Schedule 4.9—Notice of Litigation and Defaults	Credit Parties/SYCR	N/A	In final form

12.	Schedule 4.22—Post-Closing Items	Credit Parties/SYCR	N/A	In final form

13.	Schedule 5.1—Debt; Contingent Obligations	Credit Parties/SYCR	N/A	In final form

14.	Schedule 5.2—Liens	Credit Parties/SYCR	N/A	In final form

15.	Schedule 5.7—Permitted Investments	Credit Parties/SYCR	N/A	In final form

16.	Schedule 5.8—Affiliate Transactions	Credit Parties/SYCR	N/A	In final form

17.	Schedule 5.11—Business Description	Credit Parties/SYCR	N/A	In final form

18.	Schedule 5.14—Deposit Accounts and Securities Accounts	Credit Parties/SYCR	N/A	In final form

19.	Schedule 6.2—Minimum Net Revenue	Credit Parties/SYCR	N/A	In final form

20.	Schedule 8.2(b)—Exceptions to Healthcare Representations and Warranties	Credit Parties/SYCR	N/A	In final form

21.	Schedule 9.1—Collateral	Credit Parties/SYCR	N/A	In final form

22.	Schedule 9.2—Location of Collateral	Credit Parties/SYCR	N/A	In final form

23.	Schedule 9.2(vii)—Governmental Authority Account Debtors	Credit Parties/SYCR	N/A	In final form

24.	Exhibits to Credit Agreement

25.	Exhibit A—Closing Checklist	Katten	N/A

26.	Exhibit B—Form of Compliance Certificate	Katten	N/A	In final form

27.	Exhibit C—Borrowing Base Certificate	Katten	N/A	In final form

28.	Exhibit D—Form of Notice of Borrowing	Katten	N/A	In final form

29.	Original Notes in favor of each ABL Lender	Katten	☐ ABL Borrower	Final and Executed

30.	Pledge Agreement	Katten	☐ ABL Borrowers ☐ Pledgees ☐ ABL Agent	Final and Executed

31.	Schedules to Pledge Agreement	SYCR		In final form

	Document	Responsible Party	Signatures	Status
32.	Perfection Certificate	Katten (form)/Credit Parties/SYCR (substance)	See above	See above

33.	UCC-1 Financing Statements for each Credit Party	Katten	N/A

34.	Delivery of original Certificates for certificated Equity Interests and Equity Interests Powers	Katten		See above

35.	Executed Insurance Certificates of the Credit Parties and their Subsidiaries evidencing liability and casualty insurance, naming the ABL Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Broker	In final form

36.	Intercreditor Agreement	Katten	See above	See above

37.	Patent Security Agreement(s)	Katten	☐ Applicable ABL Borrower(s) ☐ ABL Agent	Final and Executed

38.	Schedule to Patent Security Agreement(s)	SYCR		In final form

39.	Trademark Security Agreement(s)	Katten	☐ Applicable ABL Borrower(s) ☐ ABL Agent	Final and Executed

40.	Schedule to Trademark Security Agreement(s)	SYCR		In final form

B.	CERTIFICATES AND MISCELLANEOUS

41.	Lien Searches and IP Searches for Credit Parties	SYCR	N/A	See above

42.	Secretary’s Certificate of each Credit Party, attaching Organization Documents, resolutions, incumbency and good standings	SYCR	See attached Schedule A	In final form

	A. Certificate of Incorporation or Formation	SYCR	See attached Schedule A	See attached Schedule A

	B. Bylaws or Operating Agreement	SYCR	See attached Schedule A	See attached Schedule A

	C. Resolutions	SYCR	See attached Schedule A	See attached Schedule A

	D. Incumbency	SYCR	See attached Schedule A	See attached Schedule A

	Document	Responsible Party	Signatures	Status
	E. Good Standings	SYCR	See attached Schedule A	See attached Schedule A

43.

Agreement Date Officer’s Certificate from an Authorized Officer of Endologix, Inc. certifying to each of the following:

a)     Since December 31, 2016, the absence of any MAE

b)     The representations and warranties of each Credit Party contained in the Financing Documents are true, correct and complete on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty is true and correct as of such earlier date

c)     All conditions set forth in Section 7.1 of the Facility Agreement have been satisfied

d)     Immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit

e)     Immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing

		SYCR	☐ Endologix, Inc.	See above

44.	Solvency Certificate	SYCR	☐ ABL Borrower	Final and Executed

45.	Borrowing Base Certificate	SYCR	☐ [ABL Borrower]

46.	Legal Opinion of the Credit Parties	SYCR	☐ SYCR	Final and Executed

47.	Receipt by the ABL Agent and the ABL Lender of any fees, costs and expenses required to be paid on or before the Closing Date	Credit Parties	N/A

48.	Receipt by ABL Agent and ABL Lender at least 3 Business Days prior to the Agreement Date all KYC and anti-money laundering rules and regulations	Credit Parties	☐ Credit Parties

	Document	Responsible Party	Signatures	Status
49.	Payoff of MidCap	See above	See above	See above

C.	POST-CLOSING ITEMS

50.	Landlord/Bailee Waivers	Credit Parties/SYCR	See above	See above

51.	Account Control Agreements	Credit Parties/SYCR	See above	See above

52.	Cortland Documentation (including KYC items)	Cortland	TBD

53.	Setting up of Cash Dominion Mechanics	ABL Agent	N/A

54.	Executed Insurance Endorsements of the Credit Parties and their Subsidiaries evidencing liability and casualty insurance, naming the ABL Agent on behalf of the Secured Parties as additional insured (liability insurance) or lender’s loss payee (casualty insurance) and providing for 30 days’ prior written notice before any such policy may be modified or cancelled (or 10 days’ prior written notice in the case of failure to pay any premiums thereunder)	SYCR	☐ Insurance Carriers	In final form

Schedule A

Secretary’s Certificates

Borrower/Guarantor		Loan Party/Credit Party	Certificate of Formation / Articles of Organization	Operating Agreement / Bylaws	Resolutions	Incumbency	Good Standings
Facility Agreement	ABL Agreement
Borrower	Borrower	Endologix, Inc., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	CVD/RMS Acquisition Corp., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	Nellix, Inc., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	TriVascular Technologies, Inc., a Delaware corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	TriVascular, Inc., a California corporation	Received	Received	Final and Executed	In final form	Received

Guarantor	Borrower	Trivascular Canada, LLC, a Delaware limited liability company	Received	Received	Final and Executed	In final form	Received

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is given by _____________________, a Responsible Officer of Endologix, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of April 3, 2017, by and among the Borrower Representative, the other Borrowers signatory thereto and any additional Borrower that may hereafter be added thereto, collectively, “Borrowers”), Deerfield ELGX Revolver, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a) the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;

(c) except as noted on Schedule 2 attached hereto, Schedule 9.2 to the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers and Guarantors currently conduct business; Schedule 2 specifically notes any changes in the names under which any Borrower or Guarantors conduct business;

(d) except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against any Borrower, Guarantor or any Collateral, or (ii) any failure of any Borrower or any Guarantors to make required payments of withholding or other tax obligations of any Borrower or any Guarantors during the accounting period to which the attached statements pertain or any subsequent period;

(e) [reserved];

(f) except as noted on Schedule 4 attached hereto, Schedule 3.6 to the Credit Agreement is true and correct in all material respects;

(g) [reserved];

(h) except as noted on Schedule 6 attached hereto, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments in excess of $250,000 in the aggregate, Documents or Investment Property (other than in the equity interests of Subsidiaries of the Borrowers) that has not previously been reported to Agent on any Schedule 6 to any previous Compliance Certificate delivered by Borrower Representative to Agent;

(i) except as noted on Schedule 7 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 7 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and

(j) Borrowers and Guarantor are in compliance with the covenants contained in Article 6 of the Credit Agreement, and in any Guarantee constituting a part of the Financing Documents, as demonstrated by the calculation of such covenants below, except as set forth below; in determining such compliance, the following calculations have been made:

[insert calculations, as applicable]

Such calculations and the certifications contained therein are true, correct and complete.

The foregoing certifications and computations are made as of ________________, 20___ (end of month) and as of _____________, 20___.

Sincerely,

ENDOLOGIX, INC.

By:
Name:
Title:

Exhibit C-1

Agent

Borrowing Base Certificate

BBR Date:

Name: Endologix

Borrowing Base

As of:

						CAP
(a)	Eligible Accounts	Gross Accounts Receivable Allowance for doubtful accounts Net Accounts Receivable		85%			-

			US Domestic

(b)	Net Eligible Inventory	Finished Goods		50%	- OR	10,000,000	-

			Gross

(c)	Net Book Value of Eligible Equipments	Product Equipments, Molds, Office Furnitures Computer Hardware and Software Leasehold Improvements CIP

		TOTAL	-

		Less; Accumulated Depreciation

		NET PPE		50%	- OR	4,000,000

NET ELIGIBLE BORROWING

Pursuant to, and in accordance with, the terms and provisions of that certain Credit and Security Agreement, dated as of April 3, 2017, by and among Endologix, Inc. (“Borrower”), the other Persons party thereto from time to time as “Borrowers” (as defined therein) or guarantors therein, Deerfield ELGX Revolver, LLC, in its capacity as Agent (as defined therein, in such capacity, “Secured Party”) and the financial institutions or other entities from time to time parties thereto, each as a “Lender” (as defined therein) (as amended, restated, supplemented, or otherwise modified in accordance and in compliance with the Intercreditor Agreement, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), Borrower is executing and delivering to Secured Party this Borrowing Base Report accompanied by supporting data (collectively referred to as “Report”). Borrower warrants and represents to Secured Party, that this Report is true and correct in all material respects and based on information contained in Borrower’s own financial accounting records.

Borrower, by the execution of this report:

(a) Hereby ratifies, confirms, and affirms all of the terms, and further certifies that the Borrower is in compliance with the Financing Documents as of                      (b) Hereby certifies that the Borrower has paid all State and Federal payroll withholding taxes immediately due and payable through                      (c) Hereby certifies that the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

(Responsible Officer’s Signature)

Name: Vaseem Mahboob

Title: CFO

EXHIBIT C-2

Third Party Agent

Borrowing Base Report

BBR Date:

Name: Endologix

A/R Category	Domestic	Foreign Eligible	Foreign Ineligible	TOTAL
1. Summary AR Aging
0 - 30 Days
31 - 60 Days
61 - 90 Days
91 - 120 Days
121 - 150 Days
151 - 180 Days
> 180 Days

Total A/R	—	—	—	—

2. (Less): Ineligibles AR
Over 120 Days
Foreign under 121 days
Crossage

Total Ineligible AR
3. Eligible Accounts

4. Liquidity Factor

5. Net Eligible Accounts
6. Reserves
Credits > 120 days

Total Reserves

7. Net Eligible

Computation of Availability	$—
8. Total Eligible Accounts:
9a. (Less): Cash Posted Since Last Aging
9b. Add: Revenues since last aging
9c. Plus/(Minus): Adjustments	$—

9d. Net Eligible Accounts	$—
10. Advance Rate	85.00%
11. A/R Availability before Reserves	$—
12. (Less): Cross Age
13. (Less): Third Party Liability 14. (Less): Foreign A/R Reserve

15. Net A/R Availability	$—

16. Net Inventory Availability
17. Net PP&E Availability

18. Total Availability

Computation of Loan
19. Facility Limit	$50,000,000
20. Available to Borrow (not to exceed limit)
21. Loan Balance on Prior Borrowing Base Certificate
22. (Less): Cash Collections since last Borrowing Base Certificate
23. Increase/(Decrease): Adjustments

24. Loan Advances

25. Ending Loan Balance	$—

26. Letter of Credit Outstandings
27. Overall Reserve	$—

28. Remaining Availability (Lines 17-22-23-24)

Pursuant to, and in accordance with, the terms and provisions of that certain Credit and Security Agreement, dated as of April 3, 2017, by and among Endologix, Inc. (“Borrower”), the other Persons party thereto from time to time as “Borrowers” (as defined therein) or guarantors therein, Deerfield ELGX Revolver, LLC, in its capacity as Agent (as defined therein, in such capacity, “Secured Party”) and the financial institutions or other entities from time to time parties thereto, each as a “Lender” (as defined therein) (as amended, restated, supplemented, or otherwise modified in accordance and in compliance with the Intercreditor Agreement, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), Borrower is executing and delivering to Third Party Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as “Report”). Borrower warrants and represents to Third Party Agent and Secured Party, that this Report is true and correct in all material respects and based on information contained in Borrower’s own financial accounting records.

Borrower, by the execution of this Report:

(a) Hereby ratifies, confirms, and affirms all of the terms, and further certifies that the Borrower is in compliance with the Financing Documents as of _______________ (b) Hereby certifies that the Borrower has paid all State and Federal payroll withholding taxes immediately due and payable through _______________ (c) Hereby certifies that the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

(Responsible Officer’s Signature)

Name: Vaseem Mahboob
Title: CFO

EXHIBIT D

FORM OF NOTICE OF BORROWING

This Notice of Borrowing is given by _____________________, a Responsible Officer of Endologix, Inc. (the “Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of April 3, 2017, by and among the Borrower Representative, the other Borrowers signatory thereto and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), Deerfield ELGX Revolver, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby gives notice to Agent of Borrower Representative’s request to borrow $____________________ of Revolving Loans on _______________, 20___. [Attached is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested advance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit.]1

The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in [Section 7.1 and]2 Section 7.2 has been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete in all material respects as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, (c) no Default or Event of Default has occurred and is continuing on the date hereof, (d) immediately upon the making of such requested Revolving Loan and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit, and (e) no Material Adverse Effect shall have occurred and be continuing since the Closing Date.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this ____ day of ___________, 20___.

Sincerely,

ENDOLOGIX, INC.

By: ________________________________
Name: ______________________________
Title: ______________________________

[1]	Include bracketed language and attach Borrowing Base Certificate only to the extent set forth in Section 7.2(a) of the Credit Agreement.
[2]	Include bracketed language only for any Revolving Loan requested to be made on the Closing Date.

Schedule 3.1 – Existence, Organizational ID Numbers, Foreign Qualification, Prior Names

Borrower	Prior Names	Type of Entity / State of Formation	States Qualified	State Org. ID Number	Federal Tax ID Number	Location of Borrower (address)
Endologix, Inc.	N.A.	Delaware corporation	***	2338745	68-0328265	2 Musick, Irvine, County of Orange, CA 92618 U.S.A.

Nellix, Inc.	N.A.	Delaware corporation	N.A.	3359980	94-3398416	2 Musick, Irvine, County of Orange, CA 92618 U.S.A.

CVD/RMS Acquisition Corp.	N.A.	Delaware corporation	N.A.	2955166	33-0928438	2 Musick, Irvine, County of Orange, CA 92618 U.S.A.

TriVascular Technologies, Inc.	N.A.	Delaware corporation	California	4387054	87-0807313	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.

TriVascular, Inc.	N.A.	California corporation	N.A.	C2065374	68-0402620	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.

TriVascular Canada, LLC	N.A.	Delaware limited liability company	California	5647226	N.A.	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.

***	Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Hawaii, llinois, Indiana, Iowa, Kansas, Kentucky, Louisiana [does business as Endologix, Inc. of Delaware], Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Texas, Utah, Virginia, Washington, West Virginia and Wyoming.

Schedule 3.4 – Capitalization

Name of Issuer	Authorized Securities	Issued and Outstanding Securities	Holder; Precentage Ownership
Nellix, Inc.	1,000 Shares of Common Stock, Par Value $0.001 Per Share	100 Shares of Common Stock	Endologix, Inc.; 100% ownership

CVD/RMS Acquisition Corp.	100 Shares of Common Stock, Par Value $0.001 Per Share	100 Shares of Common Stock	Endologix, Inc.; 100% ownership

TriVascular Technologies, Inc.	1,000 Shares of Common Stock, Par Value $0.001 Per Share	100 Shares of Common Stock	Endologix, Inc.; 100% ownership

TriVascular, Inc.	100 Shares of Common stock, Par Value $0.01 Per Share	100 Shares of Common Stock	TriVascular Technologies, Inc.; 100% ownership

TriVascular Canada, LLC	1,000 Units of Membership Interests	1,000 Units of Membership Interests	TriVascular, Inc.; 100% ownership

Options and Equity Incentive/Compensation Plans:

Equity Awards: Endologix’s 2015 Stock Incentive Plan (the “2015 Plan”) authorizes the grant of equity awards to purchase up to 6.8 million shares of Common Stock. As of December 31, 2016, approximately 8.3 million shares were reserved for issuance under outstanding stock options, including stock options granted under equity compensation plans preceeding the 2015 Plan, and 1.3 million shares were subject to unvested restricted stock awards. The outstanding stock options have exercise prices ranging from $1.64 to $17.60 and a weighted average exercise price of $9.22.

Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”): As of December 31, 2016, approximately 4.6 million shares of Common Stock were available for issuance under the ESPP.

Non-Plan Inducement Grants: In connection with its merger with TriVascular Technologies, Inc., Endologix issued non-plan inducement stock options to purchase 1.3 million shares of Common Stock at an exercise price of $7.53 per share, and non-plan inducement restricted stock units for 0.3 million shares of Common Stock.

Warrants:

In connection with its merger with TriVascular Technologies, Inc., Endologix assumed 35,094 unexercised out-of-the-money warrants of TriVascular Technologies, Inc., 24,272 of which have an exercise price of $12.58 per share and 10,822 of which have an exercise price of $28.21 per share.

Convertible Notes:

2.25% Convertible Notes: On December 10, 2013, Endologix issued $86.3 million aggregate principal amount of 2.25% Convertible Notes. The initial conversion rate of the 2.25% Convertible Notes is 41.6051 shares of Common Stock per $1,000 principal amount of 2.25% Convertible Notes, which represents an initial conversion price of approximately $24.04 per share. The 2.25% Convertible Notes are not convertible as of the Agreement Date.

3.25% Convertible Notes: On November 2, 2015, Endologix issued $125.0 million aggregate principal amount of 3.25% Convertible Notes. The initial conversion rate of the 3.25% Convertible Notes is 89.4314 shares of Common Stock per $1,000 principal amount of 3.25% Convertible Notes, which represents an initial conversion price of approximately $11.18 per share. The 3.25% Convertible Notes are not convertible as of the Agreement Date.

Other Rights to Securities of Borrower:

In connection with its merger with Nellix, Inc. (“Nellix”), Endologix agreed to issue shares of Common Stock to the former stockholders of Nellix upon Endologix’s receipt of FDA approval to sell Endologix’s Nellix EVAS System in the United States (the “PMA Milestone”). The number of shares of Common Stock issuable to the former stockholders of Nellix upon achievement of the PMA Milestone shall equal the quotient obtained by dividing $15.0 million by the average per share closing price of Common Stock on The Nasdaq Global Select Market for each of the 30 consecutive trading days ending with the fifth trading day immediately preceding the date of Endologix’s receipt of FDA approval to sell Endologix’s Nellix EVAS System in the United States, subject to a stock price floor of $4.50 per share, but not subject to a stock price ceiling.

Schedule 3.6 – Litigation

Barry Lucido, etc. v. TriVascular Technologies, Inc., et al., Superior Court of the State California, County of Sonoma, Case No. SCV 258123. The complaint sought, among other things, rescissory and compensatory damages, and attorneys’ fees and expenses. On January 25, 2016, the defendants entered into a memorandum of understanding with the plaintiffs providing for the settlement of all claims in both actions. In December 2016, the defendants entered into a stipulation and agreement of compromise, settlement and release with respect to this matter and the dismissal thereof. The final settlement hearing is scheduled for June 2017.

Vicky Nguyen v. Endologix, Inc., et al. (Filed January 3, 2017 in the United States District Court, Central District of California; Case No. 2:17-cv-00017); and Kodgi Ahmed v. Endologix, Inc., et al. (Filed January 11, 2017 in the United States District Court, Central District of California; Case No. 8:17-cv-00061). These putative securities class actions are brought against defendants Endologix, Inc., John McDermott, and Vaseem Mahboob. The putative class period is August 2, 2016 through November 16, 2016. The lawsuits allege that the defendants made misleading statements about the prospects for approval by the FDA of the Nellix medical product in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The lawsuits allege that on November 16, 2016, Endologix announced that the FDA had requested additional data from Endologix to assess Nellix for approval and that Endologix’s stock fell approximately 20% on this news. The lawsuits seek damages, interest, attorneys’ fees, expert fees, costs, and other relief the Court may deem appropriate. Endologix intends to file a motion to dismiss the lawsuits after the Court appoints a lead plaintiff and the lead plaintiff files a consolidated complaint.

Steven M. Ortiz v. Endologix, Inc. This wage and hour class action lawsuit was filed by former employee Steven M. Ortiz entitled Steven M. Ortiz. v. Endologix, Inc., Orange County Superior Court Case No. 30-2016-00873893-CU-OE-CXC. The case was filed on September 9, 2016 and involves the following claims that the plaintiff seeks to certify as a class action: failure to pay all overtime wages owing; failure to provide meal periods and failure to pay meal period premiums; failure to pay all wages owed at time of termination seeking waiting time penalties under Labor Code section 203; failure to provide accurate wage statements; and violations of Business and Professions Code section 17200. The case also alleges claims for penalties under the Private Attorneys General Act of 2004. Endologix and the plaintiff held a mediation in March 2017 regarding this matter and are negotiating the terms of a final settlement agreement.

Samuels v. TriVascular, Inc., in the United States District Court for the Northern District of California, Civil Action No. 3:13-cv-02261-EMC. In this action, Dr. Shaun L.W. Samuels filed a complaint asserting patent infringement of United States Patent No. 6,007,575 (the “’575 patent”) in connection with TriVascular’s Ovation Prime® Abdominal Stent Graft System for the treatment of aortic abdominal aneurysms. TriVascular filed an answer and counterclaims, asserting various defenses and asserting counterclaims. Dr. Samuels filed a second amended complaint on August 13, 2015, adding individual defendants, Michael A. Chobotov, Ph.D.; Robert G. Whirley, Ph.D.; and Joseph W. Humphrey, Ph.D. TriVascular filed an answer and counterclaims on August 27, 2015, asserting various defenses and asserting counterclaims that Dr. Samuels’s patent is not infringed and is invalid, as well as certain breach of contract claims based on previous agreements with Dr. Samuels. On November 3, 2015, the court held a claim construction hearing to construe certain claims of the ‘575 patent, and issued a claim construction order on November 12, 2015.

On December 17, 2015, the court then entered (based on the parties stipulation) an order and final judgment of non-infringement of the ‘575 patent, providing that TriVascular and the individual defendants did not infringe the ‘575 patent and staying TriVascular’s second through fifth counterclaims pending Dr. Samuels’s appeal of the judgment of non-infringement. On January 12, 2016, Dr. Samuels filed a notice of appeal to the court of appeals for the federal circuit. After briefing, the appeal was argued before a panel of the federal circuit on November 1, 2016. On November 3, 2016, the federal circuit affirmed the district court’s judgment summarily, without writing an opinion. The federal circuit’s mandate was issued on December 12, 2016. TriVascular filed a motion for attorney fees, which the district court denied on February 22, 2017. The district court also ordered the parties to file a stipulation of dismissal of TriVascular’s counterclaims two through five without prejudice, as well as a stipulated final judgment disposing of the case, by March 2017. The parties filed the foregoing stipulations and are awaiting a final disposition from the district court.

Schedule 3.15 – Broker’s Fees

Pursuant to the terms of an Engagement Letter Agreement between Endologix and Perella Weinberg Partners LP (“PWP”), Endologix is obligated to pay PWP an amount equal to 2.5% of the aggregate gross amount of funds made available for borrowing (whether or not drawn) from each Lender under the Agreement and the Term Credit Agreement. Endologix is not required to pay any fees to J. Wood Capital Advisors LLC in connection with the transactions contemplated by the Agreement and the Term Credit Agreement.

Schedule 3.17 – Material Contracts

•	Cross License Agreement dated as of October 26, 2011, by and between Endologix, Inc. and Bard Peripheral Vascular, Inc.

•	Settlement Agreement, dated October 16, 2012 by and among Endologix, Inc., Cook Incorporated, Cook Group and Cook Medical, Inc.

•	Standard Industrial/Commercial Multi-Tenant Lease—Net, for 2 Musick, Irvine, California and 35 Hammond, Irvine, dated June 12, 2013, by and between Endologix, Inc. and The Northwestern Mutual Life Insurance Company.

Schedule 3.18 – Environmental Compliance

None.

Schedule 4.9 – Notices of Litigation and Defaults

Barry Lucido, etc. v. TriVascular Technologies, Inc., et al., Superior Court of the State California, County of Sonoma, Case No. SCV 258123. The complaint sought, among other things, rescissory and compensatory damages, and attorneys’ fees and expenses. On January 25, 2016, the defendants entered into a memorandum of understanding with the plaintiffs providing for the settlement of all claims in both actions. In December 2016, the defendants entered into a stipulation and agreement of compromise, settlement and release with respect to this matter and the dismissal thereof. The final settlement hearing is scheduled for June 2017.

Vicky Nguyen v. Endologix, Inc., et al. (Filed January 3, 2017 in the United States District Court, Central District of California; Case No. 2:17-cv-00017); and Kodgi Ahmed v. Endologix, Inc., et al. (Filed January 11, 2017 in the United States District Court, Central District of California; Case No. 8:17-cv-00061). These putative securities class actions are brought against defendants Endologix, Inc., John McDermott, and Vaseem Mahboob. The putative class period is August 2, 2016 through November 16, 2016. The lawsuits allege that the defendants made misleading statements about the prospects for approval by the FDA of the Nellix medical product in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The lawsuits allege that on November 16, 2016, Endologix announced that the FDA had requested additional data from Endologix to assess Nellix for approval and that Endologix’s stock fell approximately 20% on this news. The lawsuits seek damages, interest, attorneys’ fees, expert fees, costs, and other relief the Court may deem appropriate. Endologix intends to file a motion to dismiss the lawsuits after the Court appoints a lead plaintiff and the lead plaintiff files a consolidated complaint.

Steven M. Ortiz v. Endologix, Inc. This wage and hour class action lawsuit was filed by former employee Steven M. Ortiz entitled Steven M. Ortiz. v. Endologix, Inc., Orange County Superior Court Case No. 30-2016-00873893-CU-OE-CXC. The case was filed on September 9, 2016 and involves the following claims that the plaintiff seeks to certify as a class action: failure to pay all overtime wages owing; failure to provide meal periods and failure to pay meal period premiums; failure to pay all wages owed at time of termination seeking waiting time penalties under Labor Code section 203; failure to provide accurate wage statements; and violations of Business and Professions Code section 17200. The case also alleges claims for penalties under the Private Attorneys General Act of 2004. Endologix and the plaintiff held a mediation in March 2017 regarding this matter and are negotiating the terms of a final settlement agreement.

Samuels v. TriVascular, Inc., in the United States District Court for the Northern District of California, Civil Action No. 3:13-cv-02261-EMC. In this action, Dr. Shaun L.W. Samuels filed a complaint asserting patent infringement of United States Patent No. 6,007,575 (the “’575 patent”) in connection with TriVascular’s Ovation Prime® Abdominal Stent Graft System for the treatment of aortic abdominal aneurysms. TriVascular filed an answer and counterclaims, asserting various defenses and asserting counterclaims. Dr. Samuels filed a second amended complaint on August 13, 2015, adding individual defendants, Michael A. Chobotov, Ph.D.; Robert G. Whirley, Ph.D.; and Joseph W. Humphrey, Ph.D. TriVascular filed an answer and counterclaims on August 27, 2015, asserting various defenses and asserting counterclaims that Dr. Samuels’s patent is not infringed and is invalid, as well as certain breach of contract claims based on previous agreements with Dr. Samuels. On November 3, 2015, the court held a claim construction hearing to construe certain claims of the ‘575 patent, and issued a claim construction order on November 12, 2015.

On December 17, 2015, the court then entered (based on the parties stipulation) an order and final judgment of non-infringement of the ‘575 patent, providing that TriVascular and the individual defendants did not infringe the ‘575 patent and staying TriVascular’s second through fifth counterclaims pending Dr. Samuels’s appeal of the judgment of non-infringement. On January 12, 2016, Dr. Samuels filed a notice of appeal to the court of appeals for the federal circuit. After briefing, the appeal was argued before a panel of the federal circuit on November 1, 2016. On November 3, 2016, the federal circuit affirmed the district court’s judgment summarily, without writing an opinion. The federal circuit’s mandate was issued on December 12, 2016. TriVascular filed a motion for attorney fees, which the district court denied on February 22, 2017. The district court also ordered the parties to file a stipulation of dismissal of TriVascular’s counterclaims two through five without prejudice, as well as a stipulated final judgment disposing of the case, by March 2017. The parties filed the foregoing stipulations and are awaiting a final disposition from the district court.

Schedule 4.22 – Post Closing Requirements

Borrowers shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its reasonable discretion:

1. Within forty-five (45) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion), ensure that each Deposit Account and Securities Account (other than Excluded Accounts and other than, subject to compliance with and the terms of Section 5.14, the Merrill Lynch Securities Account) maintained by Borrowers shall be subject to a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, or any other documentation determined by Agent to be reasonably necessary to grant a perfected security interest in the funds or investment property maintained in any such Deposit Account or Securities Account, each of which shall be in form and substance reasonably satisfactory to Agent.

2. Borrowers shall use commercially reasonable efforts to, by the date that is sixty (60) days following the Closing Date (or such later date as Agent may agree in writing in its sole discretion), provide Agent with landlord’s agreement, consignment agreements, landlord waivers, and/or bailee waivers (as applicable), each of which shall be reasonably satisfactory in form and substance to Agent, for each of the following locations: (a) 3910 Brickway Blvd., Santa Rosa, CA 95403, (b) 5025 Tuggle Road, Memphis, TN 38118 and (c) 2 Musick, Irvine, CA 92618.

3. Borrowers shall, by the date that is thirty (30) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion), provide Agent with endorsements to Borrowers’ property insurance policies naming Agent as lender loss payee and endorsements to Borrowers’ liability insurance policies naming Agent as additional insured and, in each case, notices of cancellation as set forth in Section 4.4(d).

4. Borrowers shall, within sixty (60) days after the Closing Date (or such later date as Agent may agree in writing), either (a) provide Agent with evidence reasonably satisfactory to it that TriVascular Sales LLC has been dissolved or (b) make TriVascular Sales LLC a Borrower and have TriVascular Sales LLC provide a Lien in its Collateral to Agent for the benefit of the Secured Parties and to execute and deliver all agreements, instruments and documents reasonably requested by Agent in respect thereof.

5. Within forty-five (45) days after the Closing Date (or such later date as Agent may agree in writing), Borrowers shall have made all requisite filings to cause their patents currently registered in the name of Radiance Medical Systems (serial numbers 08/877593 (Microcapsules for Site-Specific Delivery) and 08/965900 (Radiation Delivery Catheter) to be registered in the name of Endologix, Inc.

6. Within forty-five (45) days after the Closing Date (or such later date as Agent may agree in writing), Borrower shall make RMS/Endologix Sideways Merger Corp. a Borrower and have RMS/Endologix Sideways Merger Corp. provide a Lien in its Collateral to Agent for the benefit of the Secured Parties and to execute and deliver all agreements, instruments and documents reasonably requested by Agent in respect thereof.

Borrower’s failure to complete and satisfy any of the above obligations on or before the date indicated above, or Borrower’s failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate an automatic Event of Default.

Schedule 5.1 – Debt; Contingent Obligations

1. Base Capped Call Confirmation, dated December 4, 2013, between the Borrower and Bank of America, N.A.

2. Additional Capped Call Confirmation, dated December 5, 2013, between the Borrower and Bank of America, N.A.

The capped call transactions contemplated by the documents listed above relate to the 2.25% Convertible Notes. The capped call transactions are expected to reduce the potential dilution and/or offset the potential cash payments that the Borrower may be required to make in excess of the principal amount upon conversion of the 2.25% Convertible Notes in the event that the market price per share of the Borrower’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the $24.04 conversion price of the 2.25% Convertible Notes. The Borrower will not be required to make any cash payments to Bank of America, N.A. upon the exercise of the options that are a part of the capped call transactions, but rather will be entitled to receive from Bank of America, N.A. a number of shares of the Borrower’s common stock and/or an amount of cash based on the amount by which the market price per share of Common Stock of the Borrower, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant valuation period.

Schedule 5.2 – Liens

None.

Schedule 5.7 – Permitted Investments

None.

Schedule 5.8 – Affiliate Transactions

Investments of Inventory pursuant to clause (j) of the definition of Permitted Investments.

Schedule 5.11 – Business Description

The Borrowers engage in the business of developing, manufacturing, marketing and selling innovative medical devices for the treatment of aortic disorders, including but not limited to the minimally invasive endovascular treatment of abdominal aortic aneurysms.

Schedule 6.2 – Minimum Net Revenue

Defined Period Ending	Minimum Net Revenue Amount*
June 30, 2017	$184,000,000
September 30, 2017	$184,000,000
December 31, 2017	$184,000,000
March 31, 2018	$191,000,000
June 30, 2018	$191,000,000
September 30, 2018	$191,000,000
December 31, 2018	$191,000,000
March 31, 2019	$199,000,000
June 30, 2019	$199,000,000
September 30, 2019	$199,000,000
December 31, 2019	$199,000,000
March 31, 2020	$207,000,000

* Trailing 12 months

Schedule 8.2(b) – Exceptions to Healthcare Representations and Warranties

None.

Schedule 9.1 – Collateral

The Collateral consists of all of Borrower’s assets (other than Excluded Property), including without limitation, all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a)	all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes) (and any distribution of property made on, in respect of or in exchange for such instruments from time to time), chattel paper (whether tangible or electronic), cash, Cash Equivalents, deposit accounts, securities accounts, commodities accounts, investment accounts, Intellectual Property, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property (including any distribution of property made on, in respect of or in exchange for such investment property from time to time), supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)	all of Borrowers’ books and records relating to any of the foregoing;

(c)	all property of any Borrower held by Agent or any Lender, including all property of every description, in the custody of or in transit to Agent or such Lender for any purpose, including safekeeping, collection or pledge, for the account of such Borrower or as to which such Borrower may have any right or power, including cash; and

(d)	any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Schedule 9.2 – Location of Collateral

(i)	The following list sets forth each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries:

Complete Street and Mailing Address, including County and Zip Code	Borrower/Subsidiary
2 Musick, Irvine, County of Orange, CA 92618 U.S.A.	Endologix, Inc. Nellix, Inc. CVD/RMS Acquisition Corp. RMS/Endologix Sideways Merger Corp. TriVascular Sales, LLC

3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	TriVascular Technologies, Inc. TriVascular, Inc. TriVascular Canada, LLC

Somnotec (S) Pte Ltd., 50 Ubi Crescent #01-03 Ubi Techpark Singapore 408568	Endologix Singapore Private Limited

PO BOX 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104	ELGX International Holdings GP

Level 27, 88 Shortland Street, Auckland, New Zealand	Endologix New Zealand Co.

Clarendon House 2 Church Street, Hamilton HM11, Bermuda	Endologix Bermuda L.P.

ul. Hrubieszowska 2, 01-209 Warsaw, REGON: 147323048,	Endologix Poland spolkda z ograniczona odpowiedzialnoscia

Burgemeester Burgerslaan 40, 5245 NH Rosmalen, The Netherlands	Endologix International Holdings B.V. Endologix International B.V.

Via Boezio n. 4/C, 00193 Roma, Italy	Endologix Italia S.r.l.

World Trade Center, Freiberger Str. 39, D-01067 Dresden Germany	TriVascular Germany GmbH

Route De Crassier 7, 1262 Eysins, Switzerland	TriVascular Switzerland Sárl

Piazzale Biancamano, 8, 20121 Milano – Italia, Italy	TriVascular Italia S.r.l.

(ii)	The following list sets forth all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrowers regarding any Collateral or any of Borrower’s assets, liabilities, business operations or financial condition are kept.

Borrower	Location	Specify Whether Location Has (i) Inventory and/or Equipment, (ii) Books and Records, or (iii) Both	Interest	Owner or Operator
Endologix, Inc.	2 Musick, Irvine, County of Orange, CA 92618 U.S.A.	Both	Lease	The Northwestern Mutual Life Insurance Company, att: William A. Budge, 19 Hammond, Suite 501, Irvine, California 92618

Endologix, Inc.	FedEx Supply Chain, 5025 Tuggle Road Memphis, TN 38118	Inventory	Third Party Warehouse	FedEx Supply Chain, 5025 Tuggle Road Memphis, TN 38118

Endologix, Inc.	50 Ubi Crescent #01-03 Ubi Techpark Singapore 408568	Inventory	Lease	Somnotec (S) Pte Ltd., 50 Ubi Crescent #01-03 Ubi Techpark Singapore 408568

Endologix, Inc.	Inventory held by Sales Representatives (“Trunk Stock”)	Inventory	The Trunk Stock inventory is not held at a specific location or locations. Endologix, Inc. sales representatives hold Trunk Stock inventory in their possession for sales calls and procedures.	N.A.

Borrower	Location	Specify Whether Location Has (i) Inventory and/or Equipment, (ii) Books and Records, or (iii) Both	Interest	Owner or Operator
CVD/RMS Acquisition Corp.	2 Musick, Irvine, County of Orange, CA 92618 U.S.A.	Both	Lease	The Northwestern Mutual Life Insurance Company, attn: William A. Budge, 19 Hammond, Suite 501, Irvine, California 92618

Nellix, Inc.	2 Musick, Irvine, County of Orange, CA 92618 U.S.A.	Both	Lease	The Northwestern Mutual Life Insurance Company, attn: William A. Budge, 19 Hammond, Suite 501, Irvine, California 92618

TriVascular Technologies, Inc.	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	Both	Lease	Sonoma Airport Properties LLC

TriVascular, Inc.	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	Both	Lease	Sonoma Airport Properties LLC

TriVascular Canada, LLC	3910 Brickway Blvd., Santa Rosa, County of Sonoma, CA 95403 U.S.A.	Both	Lease	Sonoma Airport Properties LLC

Schedule 9.2(vii) – Governmental Authority Account Debtors

None.